                                                Filed pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-53914 and
                                                                       333-91899


PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 31, 2001)

                          LEVEL 3 COMMUNICATIONS, INC.


        $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9% JUNIOR CONVERTIBLE
                           SUBORDINATED NOTES DUE 2012

             500,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK
               ISSUABLE UPON CONVERSION OF THE SUBORDINATED NOTES

               SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
                  THE PREFERRED STOCK OR THE SUBORDINATED NOTES

                              ---------------------

Interest on the notes is payable on April 15, July 15, October 15 and January 15 of each year, beginning on October 15, 2002. The notes will be unsecured obligations of Level 3 and will be subordinated in right of payment to all of our existing and future senior and subordinated indebtedness. The notes are convertible by holders at any time prior to maturity (unless certain events occur) into shares of our common stock at a conversion price of $3.41 per share (subject to adjustment in certain events). This is equivalent to a conversion rate of approximately 293.255 shares per $1,000 principal amount of notes. We also have the right under certain circumstances to require holders of the notes to convert their notes for shares of our preferred stock with similar terms to the notes. The notes will mature on July 15, 2012.

At any time or from time to time on or after July 15, 2007, we may redeem the notes, in whole or in part, at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest. Upon the occurrence of a change of control triggering event, as described in this prospectus supplement, holders of the notes may require us (subject to certain conditions) to repurchase the notes at a price, in cash, equal to 101% of the principal amount plus accrued and unpaid interest.

Our common stock is quoted on the Nasdaq National Market under the symbol "LVLT," and the last reported price of the common stock on July 5, 2002, was $2.89 per share.

                              ---------------------

Investing in our Subordinated Notes, Preferred Stock or Common Stock involves risk. See "Risk Factors" beginning on page S-8.

                                                                                 Per Note              Total
                                                                                 --------              -----
Public Offering Price (1)                                                           100.0%           $500,000,000
Proceeds to Level 3 (after financial advisor fee, but before expenses)               97.6%           $488,000,000
(1) Plus accrued interest from July 8, 2002, if settlement occurs after that date.

                              ---------------------

The securities offered hereunder are offered directly by the Company to a limited number of institutional investors. It is expected that delivery of the securities will be made on or about July 8, 2002.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

July 5, 2002

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

                              ---------------------

                                TABLE OF CONTENTS


Prospectus Supplement                           Page       Prospectus                                        Page
                                                ----                                                         ----
Information Regarding Forward-                             About this Prospectus...........................     1
     Looking Statements.....................     S-1       Where You Can Find More Information.............     1
The Company.................................     S-2       Risk Factors....................................     1
Summary of the Terms of the Notes and                      The Company.....................................     2
     the Preferred Stock....................     S-2       Ratio of Earnings to Fixed Charges and
Risk Factors................................     S-7          Preferred Stock Dividends....................     2
Use of Proceeds.............................     S-10      Application of Proceeds.........................     2
Ratio of Earnings to Fixed Charges..........     S-11      Description of Debt Securities..................     3
Description of Notes........................     S-12      Description of Preferred Stock..................     12
Description of Preferred Stock..............     S-27      Description of Depositary Shares................     16
Certain United States Federal Income Tax                   Description of Common Stock.....................     22
     Consequences...........................     S-30      Description of Outstanding Capital Stock........     22
Plan of Distribution........................     S-38      Plan of Distribution............................     23
Legal Matters...............................     S-38      Legal Matters...................................     25
Experts.....................................     S-38      Experts.........................................     25
Change in Independent Accountants...........     S-38































                                      (i)

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

          This prospectus supplement contains or incorporates by reference forward-looking statements. These forward-looking statements include, among others, statements concerning:

          o our communications and information services business, its advantages and our strategy for implementing the business plan;

          o anticipated growth and recovery of the communications and information services industry;

          o plans to devote significant management time and capital resources to our business;

          o expectations as to our future revenues, margins, expenses and capital requirements;

          o anticipated dates on which we will begin providing certain services or reach specific milestones in the development and implementation of our business; and

          o other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

          You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent us from achieving our stated goals include, but are not limited to, our failure to:

          o achieve and sustain profitability based on the implementation of our advanced, international, facilities based communications network based on optical and Internet Protocol technologies;

          o   overcome significant early operating losses;

          o   produce sufficient capital to fund our business;

          o continue to develop financial and management controls, as well as additional controls of operating expenses as well as other costs;

          o continue to attract and retain qualified management and other personnel;

          o successfully complete commercial testing of new technology and our information systems to support new products and services, including voice transmission services;

          o ability to meet all of the terms and conditions of our debt obligations; and

          o continue to develop and implement effective business support systems for processing customer orders and provisioning.

                                   THE COMPANY

          We are an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first softswitch based services. We offer information services through our wholly-owned subsidiaries,
(i)Structure, Corporate Software and Software Spectrum. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations.

          Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

            SUMMARY OF THE TERMS OF THE NOTES AND THE PREFERRED STOCK

          The following is a brief summary of select terms of the notes, as well as of the preferred stock that may be issued, at our election, upon conversion of the notes if certain conditions are met. For a more complete description of the terms of the notes and the preferred stock, see the sections of this prospectus entitled "Description of Notes" and "Description of Preferred Stock."

                                    THE NOTES


Issuer........................  Level 3 Communications, Inc.

Notes Offered ................  $500,000,000 aggregate principal amount of 9% junior convertible subordinated notes due 2012.

Offering
Price.........................  100% of the principal amount plus accrued interest, if any, from July 8, 2002.

Maturity......................  July 15, 2012.

Interest......................  Interest on the notes is payable quarterly, in cash, on April 15, July 15, October 15 and
                                January 15 of each year, beginning on October 15, 2002, to holders of record on the prior April 1, July 1, October 1 and January 1.


Conversion....................  You may convert your notes into shares of common stock at a conversion price of $3.41 per share, which is equal to a conversion rate of approximately 293.255 shares of common stock per $1,000 principal amount of notes, subject to adjustment in certain events.

                                You may convert notes at any time after their initial issuance and before the close of business on Business Day immediately before their maturity date at the conversion rate set forth above, unless previously redeemed or repurchased or converted into shares of preferred stock. If your notes are called for redemption or are subject to repurchase or conversion into shares of preferred stock, you will be entitled to convert the notes into common stock up to and including, but not after, the Business Day immediately before the day fixed for redemption or repurchase or conversion into preferred stock.

                                See "Description of Notes--Conversion Rights."

Subordination.................  The notes are subordinated to all of our existing and future senior and subordinated indebtedness, unless the terms of such indebtedness or obligation expressly provide that such indebtedness is not superior in right of payment to the notes.

                                We are a holding company, and the notes will be effectively subordinated to all obligations of our subsidiaries.

                                The notes indenture does not restrict our ability or our subsidiaries' ability to incur additional debt. See "Description of Notes--Subordination."

Optional Redemption...........  At any time or from time to time, at our option, on or after July 15, 2007, we may redeem any of the notes, in whole or in part, at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest. See "Description of the Notes--Optional Redemption."

Mandatory Conversion........... We have the right, subject to certain conditions, at any time to convert all
                                outstanding notes into shares of preferred stock having an aggregate liquidation preference equal to the aggregate principal amount of notes, and having a conversion price and dividend rate equal to the conversion price and interest rate for the notes. The terms of the preferred stock are described below. See also "Description of Preferred Stock." In the event we exercise this right, we will be required to pay any accrued but unpaid interest in cash. See "Description of Notes--Mandatory Conversion."

Change of Control.............  If an event treated as a change of control triggering event occurs, you will have the right, subject to certain conditions and restrictions, to require us to repurchase all or a portion of your notes, in cash, at 101% of the principal amount thereof plus accrued and unpaid interest.

                                However, the subordination provisions would likely restrict our ability to repurchase the notes prior to the repayment in full of all amounts outstanding under our senior debt, including our senior notes, subordinated notes and senior secured credit facility. We will not be required to repurchase the notes on a change of control triggering event if at such time the terms and provisions of any of our agreements prohibit such repurchase, or if the repurchase would constitute a breach or default under any of our agreements, or if the repurchase is restricted or prohibited by applicable law. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control Triggering Event."

Trading......................   Our common stock currently trades on the
                                Nasdaq National Market under the symbol "LVLT."
                                We have not applied and do not intend to apply for the listing of the notes or the preferred stock on any securities exchange.

Risk Factors..................  See "Risk Factors" to read about important factors you should consider before purchasing the notes.

                               THE PREFERRED STOCK

Securities Offered............  The preferred stock will be convertible into shares of our common stock and will have terms and conditions substantially similar to the notes.

Number of Securities Offered.   500,000 shares of our series B convertible
                                preferred stock.

Liquidation Preference.......   $1,000 per share.

Ranking......................   The preferred stock ranks, with respect
                                to dividend rights and rights upon liquidation, winding up or dissolution:

                                o   junior to:

                                    o all existing and future debt obligations;
                                      and

                                    o each class or series of our capital stock
                                      the terms of which provide that such class or series will rank senior to the preferred stock;

                                o on a parity with each class or series of our capital stock that has terms providing that such class or series will rank on a parity with the preferred stock; and

                                o senior to our Series A Preferred Stock, our common stock and each class or series of our capital stock that has terms providing that such class or series will rank junior to the preferred stock.

Dividends.....................  Dividend payment rate: annual rate of 9% of the applicable liquidation preference per share, accruing from the beginning of the relevant dividend period.

                                Dividend payment dates: quarterly, on April 15, July 15, October 15 and January 15 of each year, commencing with the first such date following the mandatory conversion date and thereafter from the most recent dividend payment date.

                                Dividends shall be paid in cash.

                                Dividends are cumulative from the date of issuance and, following the first such date after the mandatory conversion date, will continue to accrue whether or not declared.

                                We may pay dividends only out of funds legally available for such payment.

Optional Redemption...........  At any time or from time to time, at our option, on or after July 15, 2007, we may redeem any outstanding shares of preferred stock at the redemption prices set forth in this prospectus supplement plus accrued and unpaid dividends thereon. See "Description of the Preferred Stock--Optional Redemption."

                                We may pay such redemption price only out of funds legally available for such payment.

Mandatory Redemption..........  On July 15, 2012, we will be required to redeem any outstanding shares of preferred stock at a price per share equal to the liquidation preference thereof plus accrued and unpaid dividends.

                                We may pay such redemption price only out of funds legally available for such payment.

Conversion....................  Each share of preferred stock will be convertible at the option of the holder at a conversion price of $3.41 per share, which is equal to a conversion rate of approximately
                                293.255 shares of common stock per share of preferred stock. Upon conversion all accrued but unpaid dividends will be paid, at the option of the Company, in cash or shares of common stock.

                                The conversion price and conversion rate will be subject to adjustment under certain circumstances.


Voting Rights.................  The holders of shares of preferred stock will be entitled to the number of votes equal to the number of shares of common stock into which such shares of preferred stock are convertible.

                                For so long as any shares of preferred stock remain outstanding, we shall not, without the consent of the holders of at least a majority of the shares of preferred stock then outstanding, amend, alter or repeal the preferences, special rights or other powers of the preferred stock so as to adversely affect the holders. The authorization or issuance of shares of any class or series ranking prior to the preferred stock as to payment of dividends or distributions on liquidation, dissolution or winding up will be deemed to adversely affect the holders of preferred stock.

Change of Control.............  If an event treated as a change of control triggering event occurs, each holder of shares of preferred stock will have the right, subject to certain conditions and restrictions, to require us to repurchase any outstanding shares of the holder's preferred stock at a price per share, in cash, equal to 101% of the liquidation preference thereof, plus accrued and unpaid dividends.

                                We may pay such repurchase price only out of funds legally available for such payment. We will not be required to repurchase any shares of preferred stock on a change of control triggering event if at such time the terms and provisions of any of our agreements prohibit such repurchase, or if the repurchase would constitute a breach or default under any of our agreements, or if the repurchase is restricted or prohibited by applicable law.

                                  RISK FACTORS

Before you invest in these securities, you should carefully consider the following risks in addition to the risks set forth in our Current Report on Form 8-K/A dated November 9, 1999, which is incorporated in the accompanying prospectus by reference.

Our subsidiaries must make payments to us in order for us to make payments on the notes and the preferred stock.

         We are a holding company with no material assets other than the stock of our subsidiaries. Accordingly, we depend upon cash payments from our subsidiaries to meet our payment obligations, including our obligation to pay you as a holder of notes or preferred stock. Our subsidiaries may not generate earnings sufficient to enable us to meet our payment obligations. Our senior secured credit facility imposes significant restrictions on the ability of our subsidiaries to make distributions or other payments to us. In addition, our subsidiaries may enter into debt agreements in the future that contain similar restrictions.

The notes will rank below our existing and future senior and subordinated debt, and we may be unable to repay our obligations under the notes.

         The notes will be unsecured and subordinated in right of payment to all of our existing and future senior and subordinated debt. Because the notes are subordinated to our senior and subordinated debt, in the event of:

          o our bankruptcy, liquidation or reorganization,

          o the acceleration of the notes due to an event of default under the indenture, or

          o certain other events,

we will make payments on the notes only after we have satisfied all of our senior and subordinated debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the notes. As of March 31, 2002, we had approximately $5.662 billion of outstanding senior and subordinated debt, including $1.125 billion of our subsidiaries' debt guaranteed by us, and our subsidiaries had $650 million in additional borrowings available under the senior secured credit facility guaranteed by us on a senior basis. Our senior secured credit facility is secured by substantially all of our assets and, subject to certain exceptions, all of the assets of our wholly-owned domestic subsidiaries.

         In addition, all payments on the notes will be prohibited in the event of a payment default on senior or subordinated debt obligations and may be prohibited in the event of some non-payment defaults according to the terms of the notes and our existing senior and subordinated debt obligations.

We may only make payments on the preferred stock if permitted under our debt agreements and if we have legally available funds.

          Our ability to pay cash dividends on, or repurchase shares of, our preferred stock is limited under the terms of our indebtedness and senior secured credit facility. Under the certificate of designations for the preferred stock, we may not pay any dividends if such payment is prohibited by any of our agreements relating to our indebtedness. In addition, even if the terms of senior secured credit facility and indentures governing our senior and subordinated indebtedness allow us to pay cash dividends or to repurchase shares of our preferred stock, we may make such payments under Delaware law only from our "surplus" (the excess of our total assets less the sum of our total liabilities plus the amount of our capital, as determined by our board of directors) or net profits from the current or preceding fiscal year. As of March 31, 2002 we had a stockholders' deficit of approximately $65 million and a net loss for the fiscal year ended December 31, 2001 of approximately $4.978 billion, and therefore were prohibited as of that date from paying cash dividends or repurchasing shares of our preferred stock under Delaware law.

Because the notes and the preferred stock are structurally subordinated to the obligations of our subsidiaries, you may not be fully repaid if we become insolvent.

         Substantially all of our operating assets are held directly by our subsidiaries. Holders of our subsidiaries' preferred stock and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes, the preferred stock and each issue of our outstanding notes. As a result, the notes, the preferred stock and each issue of our outstanding debt are structurally subordinated to the debt, preferred stock and other obligations of our subsidiaries. Holders of the notes and the preferred stock have no claim to the assets of any of our subsidiaries.

Because the notes that you hold are unsecured, you may not be fully repaid if we become insolvent.

         The notes will not be secured by any of our assets or our subsidiaries' assets. The indentures relating to the notes and our outstanding notes permit us to incur secured debt. Our subsidiaries' obligations under our senior secured credit facility are secured by substantially all of our assets and are guaranteed by us. If we became insolvent the holders of any secured debt would receive payments from the assets used as security before you receive payments.

We have substantial existing debt and may incur future debt, so we may be unable to make payments on the notes and the preferred stock.

         As of March 31, 2002, we had on a consolidated basis approximately $6.011 billion of total indebtedness, both long-term and short-term, and our subsidiaries had $650 million in additional borrowings available under our senior secured credit facility. The indentures relating to the notes and each issue of our outstanding notes permit us to incur substantial additional debt. A substantial level of debt makes it more difficult for us to repay you. Substantial amounts of our existing debt will, and our future debt may, mature prior to the date we are required to repay or redeem the notes.

We may be unable to generate cash flow from which to make payments on the notes and the preferred stock.

         We had deficiencies in our ratios of earnings to fixed charges and preferred stock dividends of approximately $5.453 billion for the fiscal year 2001 and approximately $1.506 billion for the fiscal year 2000. We expect to incur substantial net operating losses for the foreseeable future. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on the notes and the preferred stock.

If we experience a change in control triggering event, we may be unable to purchase the notes or preferred stock you hold as required under the indenture or the certificate of designations.

         Upon the occurrence of certain change of control triggering events, we must make an offer to purchase all outstanding notes and preferred stock at a purchase price equal to 101% of the principal amount of the notes or liquidation preference of the preferred stock, as the case may be, plus accrued interest or dividends. We may not have sufficient funds to pay the purchase price or redemption price for all notes or shares of preferred stock tendered by holders seeking to accept the offer to purchase. In addition, the indentures relating to the notes and each issue of our outstanding notes, the senior secured credit facility and our other debt agreements may require us to repurchase the other debt upon a change in control or may prohibit us from purchasing any notes or shares of preferred stock before their stated maturity, including upon a change of control. See "Description of Notes--Repurchase at Option of Holders Upon a Change of Control Triggering Event" and "Description of Preferred Stock--Change of Control Triggering Event."

Our senior secured credit facility may prohibit us from making payment on the notes.

         Our senior secured credit facility generally does not permit us or our subsidiaries to make payments on any outstanding indebtedness other than regularly scheduled interest and principal payments as and when due. As a result, our senior secured credit facility would prohibit us from making any payment on the notes in the event that the notes are accelerated or tendered for redemption upon a change in control. Any such failure to make payments on the notes would cause us to default under our indentures, which in turn is likely to be a default under the senior secured credit facility and other outstanding and future indebtedness.

There may be no public market for the notes or the preferred stock, so you may be unable to sell the notes or the preferred stock.

          The notes, and the preferred stock issued upon a conversion of the notes, are new issues of securities for which there is currently no market. Furthermore, we do not intend to apply for listing of the notes or the preferred stock on any securities exchange or for the inclusion of the notes or the preferred stock in any automated quotation system. Consequently, you may be unable to sell your notes or preferred stock.

          We cannot predict the extent to which investors' interest will lead to a liquid trading market in either the notes or the preferred stock, or whether the market prices of the notes and the preferred stock will be volatile. The liquidity of any trading market in the notes or the preferred stock and the market price quoted for the notes or shares of preferred stock may be adversely affected by various factors, including the failure of an active market to develop, fluctuations in the prevailing interest rates, changes in the overall market for these securities, and changes in the prospects of companies in our industry generally or our company in particular. In addition, our operating results and prospects could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and, therefore, the trading price of the notes or the preferred stock. The trading prices of the notes and the preferred stock could also be significantly affected by the market price of our common stock, which has fluctuated significantly since it became publicly traded and may continue to do so in the future.

         As a result of the factors discussed above, a market for either the notes or the preferred stock issued upon a conversion of the notes may not develop or, if it does, may not be maintained.

If you convert any notes or preferred stock into our common stock, the value of the common stock you receive may fluctuate significantly.

          Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

          o the depth and liquidity of the trading market for our common stock;

          o quarterly variations in actual or anticipated operating results;

          o changes in estimates by securities analysts;

          o market conditions in the communications and information services industry;

          o announcements and performance by competitors;

          o regulatory actions; and

          o general economic conditions.

The terms of our debt agreements restrict us from making payments with respect to our common stock.

         Our ability to pay cash dividends on, or repurchase shares of, our common stock is limited under the terms of our indentures and senior secured credit facility. We do not currently intend to pay any cash dividends on our common stock in the foreseeable future.

Certain Foreign Holders may be subject to adverse U.S. federal income tax consequences.

         Generally, if a Foreign Holder, as defined under "Certain United States Federal Income Tax Considerations," disposes of a note, that holder must treat such gain as income effectively connected with a U.S. trade or business if we were a "United States real property holding corporation" at any time during the shorter of the five years before the disposition or the holding period of the holder. We may be, or may become, a United States real property holding corporation. If the notes were considered to be "regularly traded" on an "established securities market" within the meaning of Treasury Regulations, then this rule would only apply to a Foreign Holder that owns, actually or constructively, at any time during the period described in the first sentence of this paragraph more than 5% of the total fair market value of the notes outstanding. See "Certain United States Federal Income Tax Considerations--Foreign Holders."

You will experience immediate dilution if you convert your notes or preferred stock into common stock because the per share conversion price of your notes or preferred stock is higher than the net tangible book value per share of our common stock.

         If you convert your notes or shares of preferred stock into shares of common stock, you will experience immediate dilution because the per share conversion price of your notes or shares of preferred stock is higher than the net tangible book value per share of the outstanding common stock immediately after this offering. In addition, you will also experience dilution when we issue additional shares of common stock that we are permitted or required to issue under options, warrants, our stock option plan or other employee or director compensations plans.

                                 USE OF PROCEEDS

          Our net proceeds from this offering will be approximately $488 million less applicable offering expenses, which we will use for general corporate purposes, including potential acquisitions relating to industry consolidation opportunities, capital expenditures and working capital. Pending this utilization, we intend to invest the net proceeds of this offering in short-term investments.

                       RATIO OF EARNINGS TO FIXED CHARGES

          Our ratio of earnings to fixed charges for each of the periods indicated was as follows:


                                                 Three Months Ended
                                                      March 31,                 Fiscal Year Ended December 31,
                                                   --------------      --------------------------------------------
                                                   2002      2001      2001     2000      1999     1998       1997
Ratio of earnings to fixed charges                  --        --        --       --        --       --        5.73

          For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor. We had deficiencies of earnings to fixed charges of $326 million for the three months ended March 31, 2002, $543 million for the three months ended March 31, 2001, $5.453 billion for the fiscal year ended December 31, 2001, $1.506 billion for the fiscal year ended December 31, 2000, $689 million for the fiscal year ended December 31, 1999 and $36 million for the fiscal year ended December 31, 1998.

                              DESCRIPTION OF NOTES

          The notes will be issued under an indenture dated as of September 20, 1999 between Level 3 and The Bank of New York as successor to IBJ Whitehall Bank & Trust Company, as trustee, the form of which is filed as an exhibit to the registration statement of which the accompanying prospectus is a part, and a third supplemental indenture to be dated as of July 8, 2002 between Level 3 and the trustee. Wherever particular defined terms of the notes indenture (including the notes) are referred to, such defined terms are incorporated herein by reference (the notes are referred to in the notes indenture as "Securities"). The following summaries of certain provisions of the notes indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provisions of the notes and the notes indenture, including the definitions therein of certain terms. As used in this description, references to "we," "us," "our" or "Level 3" do not include any current or future subsidiary of Level 3.

General

          The notes will be unsecured, direct, general, junior subordinated obligations of Level 3, will be limited to $500 million aggregate principal amount and will mature on July 15, 2012. Payment in full of the principal amount of the notes will be due on July 15, 2012 at a price of 100% of the principal amount thereof.

          The notes will bear interest at a rate of 9% from July 8, 2002, or from the most recent Interest Payment Date to which interest has been paid or provided for, payable quarterly on April 15, July 15, October 15 and January 15 of each year, commencing October 15, 2002, until the principal thereof is paid or made available for payment, to the person in whose name the note is registered at the close of business on the preceding April 1, July 1, October 1 or January 1, as the case may be.

          The notes will be convertible into shares of Level 3's common stock initially at the conversion price stated on the front cover of this prospectus supplement, subject to adjustment upon the occurrence of certain events described under "--Conversion Rights," at any time following the initial issue date of the notes and before the close of business on the Business Day immediately preceding July 15, 2012, unless previously redeemed or repurchased or converted, as specified below under "--Repurchase at Option of Holders Upon a Change of Control Triggering Event," "--Optional Redemption" and "--Conversion Rights--Mandatory Conversion."

          The notes are subject to repurchase by Level 3 at the option of the holders, as described below under "--Repurchase at Option of Holders Upon a Change of Control Triggering Event."

          Level 3 may require the holders to convert their notes into shares of our preferred stock, as described under "--Conversion Rights--Mandatory Conversion."

          The principal of, premium, if any, and interest on the notes will be payable, and the notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the trustee in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of Level 3, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. See "--Payment and Conversion."

          Level 3 initially will appoint the trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the notes. In such capacities, the trustee will be responsible for, among other things, (1) accepting notes for exchange and registration of transfer, (2) ensuring that payments of principal, premium, if any, and interest received by the trustee from Level 3 in respect of the notes are duly paid to holders, (3) transmitting to Level 3 any notices from holders of the notes, (4) accepting conversion notices and related documents and transmitting the relevant items to Level 3, and (5) delivering certificates for common stock or preferred stock issued upon conversion of the notes.

          Level 3 will cause the transfer agent to act as a registrar and will cause to be kept at the office of such transfer agent a register in which, subject to such reasonable regulations as it may prescribe, Level 3 will provide for registration of transfers of the notes. Level 3 may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by Level 3, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. Level 3 will cause notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the notes.

          No service charge will be made for any registration of transfer or exchange of notes, but Level 3 may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Form, Denomination, Transfer and Exchange

          Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples in excess thereof. Notes sold in the offering will be issued only against payment therefor in immediately available funds.

          The notes initially will be represented by one or more notes in definitive form, without interest coupons.

Payment and Conversion

          The principal of the notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, in U.S. currency by dollar check or by transfer to a dollar account maintained by the holder with a bank in New York City. Payment of interest on a note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account maintained by the holder with a bank in the United States.

          Under the terms of the notes indenture, Level 3 and the trustee will treat the persons in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever.

          Any payment on a note due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

          Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "--Conversion Rights."

          All moneys (1) deposited with the trustee or any paying agent or (2) then held by Level 3 in trust for the payment of principal, premium, if any, or interest on any notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to Level 3, and the holder of such note will thereafter look only to Level 3 for payment thereof.

Conversion Rights

Optional Conversion

The holder of any note will have the right, at the holder's option, to convert any portion of the principal amount of a note that is an integral multiple of $1,000 into shares of common stock at any time following the original issue date of the notes and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed or repurchased or converted. See "--Optional Redemption," "--Repurchase at Option of Holders Upon a Change of Control Triggering Event" and "--Conversion Rights--Mandatory Conversion." The holders have the right to convert each $1,000 principal amount of notes into such number of shares of common stock as determined by dividing $1,000 by the Conversion Price then in effect (the "Conversion Rate"). The right to convert a note will terminate (1) with respect to any note delivered for repurchase, at the close of business on the Business Day immediately preceding the Repurchase Date, for such note, unless Level 3 defaults in making the payment due upon repurchase (2) if Level 3 has called the note for redemption, at the close of business on the Business Day immediately preceding the date fixed for redemption and (3) if Level 3 has exercised the mandatory conversion right, at the close of business on the Business Day immediately preceding the mandatory conversion date.

          The right of conversion attaching to any note may be exercised by the holder by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date (in any event within 10 Business
Days), Level 3 will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with, at Level 3's option, payment in lieu of any fraction of a share or the issuance of an additional share. Such certificate or certificates will be sent by the trustee to the Conversion Agent for delivery to the holder. The shares of common stock issuable upon conversion of the notes, in accordance with the provisions of the notes indenture, will be fully paid and nonassessable and will also rank pari passu with the other shares of the common stock outstanding from time to time.

          Holders that surrender notes for conversion on a date that is not an Interest Payment Date are not entitled to receive any interest for the period from the next preceding Interest Payment Date to the date of conversion, except as described below. However, holders of notes on a Regular Record Date, including notes surrendered for conversion after the Regular Record Date, will receive the interest payable on such notes on the next succeeding Interest Payment Date. Accordingly, any note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion; provided, however, that no such payment will be required upon the conversion of any note, or portion thereof, that is eligible to be delivered for repurchase or called for redemption if, as a result, the right to convert such note would terminate during the period between such Regular Record Date and the close of business on the next succeeding Interest Payment Date.

          No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, at Level 3's option, an appropriate amount will be paid in cash by Level 3 based on the market price of the common stock at the close of business on the date of conversion or the number of shares issued upon conversion will be rounded upward to the next whole number.

          A holder delivering a note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, Level 3 shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless the person requesting such issue has paid to Level 3 the amount of any such tax or duty or has established to the satisfaction of Level 3 that such tax or duty has been paid.

          The Conversion Price is subject to adjustment in certain events, including without duplication:

          (a) certain issuances or sales, or deemed issuances or sales, of common stock for a consideration per share less than both (x) the Average Current Market Price (determined as provided in the notes indenture) of the common stock as of the date of such issue or sale and (y) the Conversion Price then in effect;

          (b) dividends, and other distributions, payable in common stock on shares of stock of Level 3;

          (c) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock (or securities convertible into common stock) at less than both (x) the then Average Current Market Price (determined as provided in the notes indenture) of such common stock as of the record date for holders entitled to receive such rights, options or warrants and (y) the Conversion Price then in effect;

          (d) subdivisions, combinations and reclassifications of common stock; and

          (e) distributions to all holders of common stock of evidences of indebtedness of Level 3, shares of capital stock or assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (b) and (c) above.

          No adjustment to the Conversion Price will be made upon issuances of common stock pursuant to:

          o   any stock option plan for the benefit of our employees;

          o options, warrants and conversion rights existing as of the Initial Issuance Date;

          o the conversion of the notes or preferred stock or the sale of any additional notes;

          o   issuances of common stock in a public offering;

          o issuances of common stock in connection with any bona fide acquisitions of assets or securities of another person or entity; or

          o   an exchange for our outstanding debt securities.

          In case of any consolidation or merger of Level 3 with or into another person or any merger of another person into Level 3, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the common stock, or in the case of any sale or transfer of all or substantially all of the assets of Level 3, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which such note was convertible immediately prior thereto, assuming such holder of common stock failed to exercise any rights of election and that such note was then convertible.

          If at any time Level 3 makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, e.g., distributions of evidences of indebtedness or assets of Level 3, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the notes indenture, the number of shares into which notes are convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Income Tax Considerations."

Mandatory Conversion

          Level 3 has the right, subject to the conditions below, to convert all outstanding notes into shares of our preferred stock having a liquidation preference equal to the principal amount of the notes and having a conversion price and dividend rate equal to the conversion price and interest rate for the notes. Any accrued but unpaid interest will be paid in cash at the time the notes are converted into preferred stock. The preferred stock will be issued under a certificate of designations in the form attached to the notes indenture. The preferred stock will be convertible into shares of our common stock and will otherwise have terms and conditions substantially similar to the notes, except as described below under "Description of Preferred Stock."

          Level 3 is only able to exercise the mandatory conversion right if:

          o Level 3's board of directors in good faith determines, as of the effective date of the mandatory conversion that:

               o there are legally available funds for payment of dividends on the preferred stock for the foreseeable future; and

               o neither the mandatory conversion nor the performance of the terms of the preferred stock, including the issuance of common stock upon conversion of the preferred stock, is prohibited by the terms and provisions of any of its agreements, including any agreement or instrument relating to its indebtedness or Level 3's certificate of incorporation or bylaws, or if the mandatory conversion would constitute a breach thereof, or a default thereunder, or if the making of the mandatory conversion shall be restricted or prohibited by any applicable law, rule or regulation; and

          o Level 3 shall have obtained an opinion of counsel from a nationally recognized law firm experienced in federal tax matters that holders of notes will not recognize income, gain or loss for federal income tax purposes as a result of such mandatory conversion, except with respect to the payment of any accrued but unpaid interest.

          Level 3 may only exercise the mandatory conversion right in whole and not in part.

          If Level 3 exercises the mandatory conversion right, Level 3 will provide notice to the trustee not less than 30 nor more than 60 days preceding the date Level 3 desires the mandatory conversion to be effective (the "mandatory conversion date"), setting forth:

          o   Level 3's election to exercise the mandatory conversion right;

          o a description of the amount of preferred stock to be delivered in respect of the notes;

          o the place or places where certificates for the notes are to be surrendered for mandatory conversion;

          o that the interest on the notes to be converted shall cease to accrue on the mandatory conversion date; and

          o   the mandatory conversion date.

          Level 3 will cause the preferred stock to be delivered to the trustee in preparation for the mandatory conversion no later than 5 Business Days prior to the mandatory conversion date.

          If Level 3 exercises the mandatory conversion right, delivery of the preferred stock to the holders of the notes to be converted will be conditioned upon delivery of the certificates representing, or other indicia of ownership of, such notes (together with any necessary endorsements) to the trustee at any time (whether prior to, on or after the mandatory conversion date) after notice of the exercise of the mandatory conversion right is given to the trustee. In such event, such preferred stock will be delivered to each holder of notes to be converted no later than the later of:

          o   the mandatory conversion date or

          o the time of delivery or transfer of the certificates representing, or other indicia of ownership of, notes to the trustee.

          If, following any exercise of the mandatory conversion right, the trustee holds preferred stock in respect of all the outstanding notes, then at the close of business on such mandatory conversion date, whether or not the certificates representing, or other indicia of ownership of, notes are delivered to the trustee:

          o   Level 3 will become the owner and record holder of such notes;

          o the holders of such notes shall have no further rights with respect to the notes other than the right to receive the preferred stock upon delivery of the certificates representing, or other indicia of ownership of, the notes and the right to receive payment in cash of any accrued but unpaid interest on the notes;

          o interest on the notes to be converted will cease to accrue on the mandatory conversion date whether or not certificates for the notes are surrendered for conversion on the mandatory conversion date; and

          o certificates representing the notes will be exchanged for certificates representing the preferred stock to be delivered upon such mandatory conversion.

          In the event that delivery of the preferred stock due on the mandatory conversion date is improperly withheld or is refused and not paid by the trustee or by us, distributions on the notes will continue to accrue from the mandatory conversion date to the actual date of delivery. On the mandatory conversion date all accrued but unpaid interest from the last Interest Payment Date will be paid in cash.

          The liquidation preference of the preferred stock will be limited to the principal amount of the notes outstanding on the effective date of the mandatory conversion.

Subordination

          The payment of the principal of, premium, if any, and interest on the notes, including amounts payable on any redemption or repurchase of the notes, will be subordinated in right of payment to the extent set forth in the notes indenture to the prior full and final payment in cash of all Senior Debt of Level 3. "Senior Debt" means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the notes indenture or thereafter created, incurred or assumed:

          (a) indebtedness of Level 3 evidenced by a credit or loan agreement, note, bond, debenture or other written obligation, including Level 3's existing and future senior and subordinated debt;

          (b) all obligations of Level 3 for money borrowed;

          (c) all obligations of Level 3 evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

          (d) obligations of Level 3 (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

          (e) all obligations of Level 3 under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

          (f) all obligations of Level 3 with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

          (g) all obligations of Level 3 issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

          (h) all obligations of the type referred to in clauses (a) through (g) above of another person and all dividends of another person, the payment of which, in either case, Level 3 has assumed or guaranteed, or for which Level 3 is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on the property of Level 3; and

          (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through (h) of this paragraph;

          provided, however, that Senior Debt shall not include the notes or any such indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which or pursuant to which it is issued, expressly provide that such indebtedness or obligation is not superior in right of payment to the notes.

          No payment in respect of the notes, whether on account of principal of or premium, if any, or interest on, or redemption or repurchase of, the notes or otherwise (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the notes indenture, provided that the establishment of such defeasance trust is permitted by the terms of all Senior Debt) may be made by Level 3 if (1) a default in the payment of principal, premium, if any, or interest, including a default under any redemption or repurchase obligation, or other amounts with respect to Senior Debt occurs or (2) any other default occurs and is continuing with respect to Senior Debt that permits the holders thereof to accelerate (with notice, lapse of time or both) the maturity thereof. Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the date on which such nonpayment default is cured or waived if the maturity of such Senior Debt has not been accelerated.

          In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of assets of Level 3 to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, of Level 3, all principal, premium, if any, interest and other amounts payable on all Senior Debt must be paid in full in cash before the holders of the notes are entitled to receive any payment (other than with the money, securities or proceeds held under any defeasance trust established in accordance with the notes indenture, provided that the establishment of such defeasance trust is permitted by the terms of all Senior Debt). By reason of such subordination, in the event of insolvency, creditors of Level 3 who are holders of Senior Debt may recover more, ratably, than the holders of the notes, and such subordination may result in a reduction or elimination of payments to the holders of the notes. On March 31, 2002, Level 3 had approximately $5.662 billion of outstanding Senior Debt, including $1.125 billion of our subsidiaries' debt guaranteed by Level 3, and Level 3's subsidiaries had $650 million in additional borrowings available under the senior secured credit facility guaranteed by Level 3 on a senior basis.

          Substantially all of our operating assets are held directly by our subsidiaries. Holders of any preferred stock of any of our subsidiaries and creditors of any of our subsidiaries, including trade creditors, have and will have claims relating to the assets of that subsidiary that are senior to the notes. As a result, the notes will be structurally subordinated to all preferred stock, indebtedness and other liabilities, including trade payables and lease obligations, of Level 3's subsidiaries and any right of Level 3 to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that Level 3 itself is recognized as a creditor of such subsidiary, in which case the claims of Level 3 would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Level
3. Borrowings under Level 3's senior secured credit facility are indebtedness of our subsidiaries, are structurally senior to the notes, and are secured by substantially all of Level 3's assets and, subject to certain exceptions, the assets of Level 3's wholly-owned domestic subsidiaries. In addition, the secured credit facility restricts the ability of Level 3's subsidiaries to pay dividends and make loans and advances to Level 3.

          The notes indenture does not limit the ability of Level 3 or any of its subsidiaries to incur additional indebtedness, including Senior Debt.

Optional Redemption

          At any time or from time to time on or after July 15, 2007, Level 3 may, at its option, redeem the notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), in each case plus accrued and unpaid interest, if any, to the date of such redemption, if called for redemption during the twelve months beginning July 15th of the years indicated below.

                                                             Redemption
          Year                                                 Price
          ----                                               -----------
          2007 ...........................................    104.50%
          2008  ..........................................    103.00%
          2009  ..........................................    101.50%
          2010 and thereafter.............................    100.00%

          If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made on a pro rata basis, provided that no notes of $1,000 in principal amount or less shall be redeemed in part. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

          At least 30 days prior to the redemption date, Level 3 must provide all holders with written notice specifying the redemption date and the date on which the holders' conversion rights terminate, and calling upon the holders to surrender the certificates representing the notes to be redeemed.

Repurchase at Option of Holders Upon a Change of Control Triggering Event

          If a Change of Control and a Rating Decline (a "Change of Control Triggering Event") with respect to Level 3's Senior Debt, each as defined below, occurs, each holder of notes shall have the right, at the holder's option, to require Level 3 to repurchase all of such holder's notes, or any portion of the principal amount thereof that is equal to $5,000 or an integral multiple of $1,000 in excess thereof (provided that no single note may be repurchased in part unless the portion of the principal amount of such note to be outstanding after such repurchase is equal to $1,000 or integral multiples of $1,000 in excess thereof), on the date (the "Repurchase Date") that is no earlier than 30 nor later than 60 days after the date of the Company Notice, as defined below, at a price equal to 101% of the principal amount of the notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price"). Level 3's obligation to make or consummate such a repurchase ceases upon defeasance of the notes indenture.

          Within 30 days after the occurrence of a Change of Control Triggering Event, Level 3 is obligated to give to all holders of the notes notice, as provided in the notes indenture (the "Company Notice"), of the occurrence of such Change of Control Triggering Event and of the repurchase right arising as a result thereof. Level 3 must also deliver a copy of the Company Notice to the trustee. To exercise the repurchase right, a holder of notes must deliver by the date specified in the Company Notice written notice to the trustee of the holder's exercise of such right, together with the notes with respect to which the right is being exercised.

          A "Change of Control" at such time after the original issuance of the notes means the occurrence of the following events:

          (1) if any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, as defined below, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the total voting power of the Voting Stock of Level 3; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of the Voting Stock of Level 3 than such other person or group (for purposes of this clause (1), such person or group shall be deemed to beneficially own any voting stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as such person or group beneficially owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of such parent corporation); or

          (2) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of Level 3 and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary or one or more Permitted Holders) shall have occurred; or

          (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Level 3 (together with any new directors whose election or appointment by such board or whose nomination for election by the stockholders of Level 3 was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Level 3 then in office; or

          (4) the stockholders of Level 3 shall have approved any plan of liquidation or dissolution of Level 3;

          provided, however, that a Change of Control shall not be deemed to have occurred as a result of the holders of the notes acquiring shares of Level 3's preferred stock or common stock.

          "Issue Date Rating" means, with respect to the Senior Debt, B3 in the case of Moody's and B in the case of S&P and, with respect to any other indebtedness, the ratings assigned to such other indebtedness on the date such other indebtedness is initially issued.

          "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustees for the Senior Debt by a written notice given to Level 3.

          "Permitted Holders" means the members of Level 3's board of directors on April 28, 1998 and their respective estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing and the trustees of any bona fide trusts of which the foregoing are the sole beneficiaries or the grantors, or any person of which the foregoing "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) at least 66 2/3% of the total voting power of the voting stock of such person.

          "Rating Agencies" means Moody's and S&P.

          "Rating Date" means the earlier of the date of public notice of the occurrence of the Change of Control or of the intention of the Company to effect a Change of Control.

          "Rating Decline" shall be deemed to have occurred if, no later than 90 days after the Rating Date (which period shall be extended so long as the rating of the Senior Debt or any outstanding indebtedness is under publicly announced consideration for possible downgrade by any of the Rating Agencies), either of the Rating Agencies assigns or reaffirms a rating to the Senior Debt or any outstanding indebtedness that is lower than the applicable Issue Date Rating (or the equivalent thereof). If, prior to the Rating Date, either of the ratings assigned to the Senior Debt or any other indebtedness by the Rating Agencies is lower than the applicable Issue Date Rating, then a Rating Decline will be deemed to have occurred if such rating is not raised by the 90th day following the Rating Date. A downgrade within rating categories, as well as between rating categories, will be considered a Rating Decline.

          "S&P" means Standard & Poor's Ratings Services or, if Standard & Poor's Rating Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Standard & Poor's Rating Service ceases rating debt securities having a maturity at original issuance of at least one year and its ratings business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other national recognized rating agency (other than Moody's) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by the trustees for the Senior Notes by a written notice given to Level 3.

          "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only for so long as no senior class of securities has such voting power by reason of any contingency. "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into any equity interest), warrants or options to acquire an equity interest in such Person.

          Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. Level 3 will comply with this rule to the extent applicable at that time.

          Level 3 may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note so purchased by Level 3 may, to the extent permitted by applicable law, be reissued or resold or may, at Level 3's option, be surrendered to the trustee for cancellation. Any notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

          The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving Level 3 that may adversely affect holders.

          Level 3's ability to repurchase notes upon the occurrence of a Change of Control Triggering Event is subject to important limitations. The occurrence of a Change of Control Triggering Event constitutes an event of default under its senior secured credit facility. Moreover, the occurrence of a Change in Control Triggering Event could cause an event of default under, or be prohibited or limited by, the terms of other Senior Debt of Level 3. As a result, in each case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the notes indenture until the Senior Debt is paid in full. Level 3's obligation to purchase the notes under this covenant will, unless consents are obtained, require Level 3 to repay either prior to or concurrently with the note repurchase all Senior Debt then outstanding that would by its terms prohibit the note repurchase, including both series of Level 3's existing senior notes and the senior secured credit facility.

          Further, Level 3 may not have the financial resources and may not be able to arrange financing to pay the Repurchase Price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Level 3's ability to repurchase notes with cash may also be limited by the terms of its subsidiaries' borrowing arrangements due to dividend or other restrictions. Level 3's senior secured credit facility restricts the ability of Level 3's subsidiaries to pay dividends and make loans and advances to Level 3. Any failure by Level 3 to repurchase the notes when required following a Change of Control Triggering Event would result in an Event of Default under the notes indenture whether or not such repurchase is permitted by the subordination provisions of the notes indenture. Any such default may, in turn, cause a default under the Senior Debt of Level 3. See "--Subordination."

Mergers and Sales of Assets by Level 3

          Level 3 may not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and Level 3 shall not permit any person to consolidate with or merge into Level 3 or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to Level 3, unless:

          (a) the person formed by such consolidation or into or with which Level 3 is merged or the person to which the properties and assets of Level 3 are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than Level 3, shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest on the notes and the performance of the other covenants of Level 3 under the notes indenture;

          (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

          (c) an officer's certificate and legal opinion relating to the conditions described in (a) and (b) above is delivered to the trustee.

Events of Default

          The following will be Events of Default under the notes indenture:

          (a) failure to pay principal of or premium, if any, on any note when due, whether or not such payment is prohibited by the subordination provisions of the notes indenture;

          (b) failure to pay any interest on any note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the notes indenture;

          (c) failure to pay when due the Repurchase Price of any notes required to be repurchased pursuant to the provisions described under "--Repurchase at Option of Holders Upon Change of Control," whether or not a Company Notice is prohibited by the subordination provisions of the notes indenture;

          (d) failure to perform or comply with provisions described under "--Mergers and Sales of Assets by Level 3";

          (e) failure to perform any other covenant of Level 3 in the notes indenture, continuing for 60 days after written notice to Level 3 by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

          (f) failure to pay when due any indebtedness for money borrowed by Level 3 or any subsidiary that is a restricted subsidiary under the indentures governing Level 3's outstanding senior notes totaling $25 million or more if such failure shall have continued after the applicable grace period and shall not have been cured or waived, or the acceleration of any indebtedness for money borrowed by Level 3 or any such restricted subsidiary totaling $25 million or more;

          (g) any judgment or judgments for the payment of money in an aggregate amount in excess of $25 million that shall be rendered against Level 3 or any restricted subsidiary and that shall not be waived, satisfied or discharged for any period of 45 consecutive days during which a stay of enforcement shall not be in effect; and

          (h) certain events of bankruptcy, insolvency or reorganization affecting Level 3 or any Significant Subsidiary (as defined in the notes indenture).

          Subject to the provisions of the notes indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

          If an Event of Default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances as set forth in the notes indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the notes indenture. For information as to waiver of defaults, see "--Modification and Waiver."

          No holder of any note will have any right to institute any proceeding with respect to the notes indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or premium, if any, or interest on such note on or after the respective due dates expressed in such note or of the right to convert such note in accordance with the notes indenture.

          Level 3 will be required to furnish to the trustee annually a statement as to the performance by Level 3 of certain of its obligations under the notes indenture and as to any default in such performance.

Modification and Waiver

          Level 3 and the trustee may, at any time and from time to time, without notice to or consent of any holders of notes, enter into one or more indentures supplemental to the notes indenture:

          (a) to evidence the succession of another person to Level 3 and the assumption by such successor of the covenants of Level 3 in the notes indenture and the notes;

          (b) to add to the covenants of Level 3 for the benefit of the holders or to surrender any right or power conferred upon Level 3 by the notes indenture;

          (c) to add any additional Events of Default, provided that in respect of such additional Events of Default any of the following may be provided: (i) a grace period (either shorter or longer than that allowed for other defaults),
(ii) immediate enforcement upon such default, (iii) limitations on remedies available to the trustee, or (iv) limitations on the right of the holders of the notes to waive such default;

          (d) to provide for uncertificated notes in addition to or in place of certificated notes;

          (e) to evidence and provide for the acceptance of appointment under the notes indenture of a successor trustee;

          (f) to secure the notes;

          (g) to comply with the Trust Indenture Act of 1939, as amended, or the Securities Act;

          (h) to add guarantees with respect to the notes; or

          (i) to cure any ambiguity in the notes indenture, to correct or supplement any provision in the notes indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the notes indenture, provided such actions shall not adversely affect the interests of the holders in any material respect.

          Other modifications and amendments of the notes indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby,

          (a) change the stated maturity of the principal of (or premium, if any, on), or any installment of principal of or interest on, any note;

          (b) reduce the principal amount of, or the rate or amount of interest on, or any premium, if any, upon the redemption of, or interest on, any note;

          (c) at any time after a Change of Control Triggering Event has occurred, modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders;

          (d) change the place or currency of payment of principal of, premium, if any, or interest on, any note (including any payment of the Repurchase Price in respect of such note);

          (e) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

          (f) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of Level 3, adversely affect the right of holders to convert any of the notes other than as provided in the notes indenture;

          (g) modify the conversion, subordination or redemption provisions in a manner adverse to the holders of the notes;

          (h) reduce the above-stated percentage of outstanding notes necessary to modify or amend the notes indenture;

          (i) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the notes indenture or for waiver of certain defaults; or

          (j) reduce the percentage in aggregate principal amount of outstanding notes required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

          The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by Level 3 with certain restrictive provisions of the notes indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the outstanding notes also may waive any past default under the notes indenture, except a default in the payment of principal, premium, if any, or interest or a default in a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

          The notes indenture contains provisions for convening meetings of holders of notes.

Reports

          Whether or not Level 3 is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, Level 3 shall file with the SEC the annual reports, quarterly reports and other documents which Level 3 is, or would have been, required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto, such documents to be filed with the SEC on or prior to the respective dates (the "Required Filing Dates") by which Level 3 is, or would have been, required to file them. Level 3 shall also in any event file with the trustee copies of such annual reports, quarterly reports and other documents within 15 days of each Required Filing Date, and, within 30 days of filing with the trustee, transmit copies of such annual reports, quarterly reports and other documents by mail to all holders, as their names and addresses appear in the Security Register, without cost to such holders. If Level 3 is not permitted to file such documents with the SEC under the Exchange Act, promptly upon written request, Level 3 will supply copies of such documents (without exhibits) to any prospective holder.

Notices

          Notice to holders of the notes will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

Replacement of Notes

          Notes that become mutilated, destroyed, stolen or lost will be replaced by Level 3 at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to Level 3 and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and Level 3 may be required at the expense of the holder of such note before a replacement note will be issued.

Payment of Stamp and Other Taxes

          Level 3 will pay all stamp and similar duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. Level 3 will not be required to make any payment with respect to any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Satisfaction and Discharge

          The provisions in the notes indenture relating to defeasance will be applicable to the notes. Level 3's obligation to make or consummate a repurchase of notes upon the occurrence of a Change of Control Triggering Event ceases upon defeasance of the notes indenture.

Governing Law

          The notes indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

The Trustee

          The trustee for the holders of notes issued under the notes indenture will be The Bank of New York, which is also the trustee with respect to the indentures relating to Level 3's other senior notes, senior discount notes and convertible subordinated notes. In case an Event of Default shall occur and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

          The notes indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become a creditor of Level 3, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with Level 3 or any affiliate of Level 3; provided, however, that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

          Our certificate of incorporation, as amended, authorizes us to issue
1.5 billion shares of our common stock and 10 million shares of preferred stock. There are currently no shares of preferred stock outstanding. Level 3 will issue the preferred stock under a certificate of designations upon our exercise of the mandatory conversion right relating to the notes. See "Description of Notes--Conversion--Mandatory Conversion."

          The following section is a summary of the material provisions of the certificate of designations and does not restate the certificate of designations in its entirety. We urge you to read the certificate of designations because it, and not this description, will define your rights as holders of the preferred stock.

          As used in this description, references to "we," "us," "our" or "Level 3" do not include any current or future subsidiary of Level 3.

Ranking

          The preferred stock ranks, with respect to dividend rights and rights upon liquidation, winding up or dissolution:

          o   junior to:

              o   all our existing and future debt obligations; and

              o each class or series of our capital stock the terms of which provide that such class or series will rank senior to the preferred stock;

          o on a parity with parity stock, which is any other class or series of our capital stock that has terms which provide that that class or series will rank on a parity with the preferred stock; and

          o senior to junior stock, which is our series A preferred stock, our common stock and each class or series of our capital stock that has terms which provide that that class or series will rank junior to the preferred stock.

Dividends

          The holders of the shares of preferred stock will be entitled to receive cumulative dividends at the annual rate of 9% of the liquidation preference per share of preferred stock. The right of the holders of the shares of preferred stock to receive dividend payments is subject to the rights of any holders of shares of senior or parity stock.

          Dividends will be payable, out of legally available funds, on April 15, July 15, October 15 and January 15 of each year. If any of those dates is not a Business Day, then dividends will be payable on the next succeeding Business Day. Dividends will accrue from the beginning of the relevant dividend period and first dividend period will begin on the first such date following the mandatory conversion date relating to the notes. Dividends will be payable to holders of record as they appear in our stock records at the close of business on April 1, July 1, October 1 and January 1 of each year.

          Dividends are cumulative from the date of issuance and, following the first such date following the mandatory conversion date, will continue to accrue whether or not declared.

Redemption

Redemption at Our Option

          Level 3 may redeem any shares of preferred stock at any time or from time to time on or after July 15, 2007, out of funds legally available for such payment, upon not less than 30 days' prior notice, at a redemption price per share (expressed as percentages of the liquidation preference per share) set forth below, plus an amount equal to accrued and unpaid dividends thereon to the date of such redemption, if redeemed during the twelve months beginning July 15th of the years indicated below:

                                                                Redemption
          Year                                                    Price
          ----                                                  -----------

          2007...............................................     104.50%
          2008...............................................     103.0%
          2009...............................................     101.5%
          2010 and thereafter................................     100.0%


Mandatory Redemption

          Level 3 will be obligated to redeem all outstanding shares of preferred stock on July 15, 2012, only out of funds legally available for such payment, at a redemption price equal to the liquidation preference thereof plus accrued and unpaid dividends.

Liquidation Preference

          The liquidation preference per share of preferred stock is $1,000 (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to the preferred stock).

          Upon any voluntary or involuntary liquidation, dissolution or winding up of Level 3, each holder of shares of preferred stock will be entitled to payment, out of our assets available for distribution, of an amount equal to the liquidation preference per share of preferred stock held by that holder, plus accrued and unpaid dividends on those shares. After payment in full of the liquidation preference and accrued and unpaid dividends to which holders of shares of preferred stock are entitled, the holders will not be entitled to any further participation in any distribution of our assets. If, upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the amounts payable with respect to shares of preferred stock and all other parity stock are not paid in full, the holders of shares of preferred stock and the holders of the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled.

          Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of Level 3 with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into Level 3 will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of Level 3.

Conversion Rights

          The conversion rights of the preferred stock will be substantial similar to the conversion rights of the notes.

Adjustments to the Conversion Price

          The conversion price adjustments of the preferred stock will be substantially similar to the conversion price adjustment provisions of the notes.

Voting Rights

          Holders of the preferred stock are entitled to vote on an as converted basis on all matters presented to Level 3's stockholders together with holders of common stock as a single class. For so long as any shares of preferred stock remain outstanding, Level 3 shall not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at that time amend, alter or repeal the preferences, special rights or powers of the outstanding preferred stock so as adversely affect the holders thereof. The issuance of any class or series of stock ranking prior to the preferred stock as to dividends or upon liquidation is deemed to adversely affect the holders of the preferred stock.

Change of Control Triggering Event

          The change of control repurchase rights of the holders of preferred stock will be substantially identical to the change of control repurchase rights of holders of the notes. Level 3 may pay such repurchase price only out of funds legally available for such payment. Level 3 will not be required to repurchase any shares of preferred stock on a change of control triggering event if at such time the terms and provisions of any of our agreements prohibit such repurchase, or if the repurchase would constitute a breach or default under any of our agreements, or if the repurchase is restricted or prohibited by applicable law.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock and preferred stock into which notes may be converted. For purposes of this summary, (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code" and (2) the Internal Revenue Service is referred to as "the IRS."

         This summary:

          o does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances;

          o is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis;

          o deals only with holders that will hold notes and common stock and preferred stock into which notes may be converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended;

          o does not address tax considerations applicable to investors that may be subject to special tax rules, such as partnerships, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies or persons that will hold notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes or persons deemed to sell notes, common stock or preferred stock under the constructive sale provisions of the Code; and

          o discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

         The Company has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and the IRS may not agree with the statements and conclusions expressed in this summary. In addition, the IRS is not precluded from adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws.

         Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

         As used herein, the term "United States Holder" means a beneficial owner of a note, common stock or preferred stock that is, for United States federal income tax purposes:

          o a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

          o a corporation or other entity that is taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof;

          o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

          o in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

         A "Foreign Holder" is a beneficial owner of notes, common stock or preferred stock that is not a United States Holder.

United States Holders

Tax Consequences of Ownership of the Notes
------------------------------------------

Contingent Payments

         In certain circumstances, the Company may be obligated to pay the holder of a note amounts in excess of the stated interest and principal payable on the notes. Unless the likelihood of such payments is "remote or incidental," the obligation to make such payments would implicate the provisions of Treasury regulations relating to "contingent payment debt instruments" ("CPDI"). If the notes were deemed to be CPDI, United States Holders would, among other requirements, be required to treat any gain recognized on the sale, conversion, exchange for preferred stock or other disposition of a note as ordinary income, and to accrue interest on the notes at a rate in excess of the stated coupon rate. The Company intends to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing CPDI. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to the holder's timely filed United States federal income tax return for the taxable year that includes the acquisition date of the note that such holder's determination is different. The regulations applicable to CPDI have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. Purchasers of notes are urged to consult their tax advisors regarding the possible application of the CPDI rules to the notes. This summary assumes that the CPDI provisions of the Treasury Regulations will not apply to the notes.

Payment of Interest

         Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's regular method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of a Note

         Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder plus the amount, if any, included in income on an adjustment to the conversion rate of the notes, as described in "--Adjustments to Conversion Rate" below. The deductibility of capital losses is subject to limitations.

Adjustments to Conversion Rate

         The conversion rate of the notes is subject to adjustment under certain circumstances, as described under "Description of Notes--Conversion Rights."
Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion rate (or certain other corporate transactions) increase the proportionate interest of a holder of notes in the fully diluted common stock (particularly an adjustment to reflect a taxable dividend to holders of common stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion rate of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the common stock may be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company's current and/or accumulated earnings and profits.

Conversion of the Notes Into Common Stock or Preferred Stock

         A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock and should not recognize any income, gain or loss upon the exchange of a note for preferred stock, as the case may be, except with respect to cash received in lieu of a fractional share of common stock or preferred stock. A United States Holder's tax basis in the common stock or preferred stock received on conversion of a note will be the same as such United States Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock or preferred stock received on conversion will generally include the holding period of the note converted. However, to the extent that any common stock received upon conversion is considered attributable to accrued interest not previously included in income by the United States Holder, it will be taxable as ordinary income. A United States Holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income, and the holding period for such shares will begin on the date of conversion.

         Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share, and will be taxable as described below under "--Tax Consequences of Ownership of the Common Stock and the Preferred Stock--Sale or Exchange."

Tax Consequences of Ownership of the Common Stock and the Preferred Stock
-------------------------------------------------------------------------

Dividends

         Distributions, if any, paid or deemed paid on the common or the preferred stock (or deemed distributions on the notes or the preferred stock as described above under "--Tax Consequences of Ownership of the Notes--Adjustments to Conversion Rate" and below under "--Deemed Distributions on the Preferred Stock") generally will be includable in the income of a United States Holder as ordinary income to the extent of the Company's current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends paid to holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a United States Holder receives distributions on shares of common stock or preferred stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed the current and accumulated earnings and profits of the Company, such distributions will be treated first as a non-taxable return of capital, reducing the holder's basis in the shares of common stock or preferred stock. Any such distributions in excess of the holder's basis in the shares of common stock or preferred stock generally will be treated as capital gains.

Deemed Distributions on the Preferred Stock

          The conversion price at which the preferred stock is converted to shares of common stock is subject to adjustments in certain circumstances. Adjustments that have the effect of increasing the proportionate interest of holders of the preferred stock in the Company's assets or earnings can give rise to deemed dividend income to those holders. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the preferred stock, however, will generally not be considered to result in a constructive distribution of stock.

Conversion of Preferred Stock Into Common Stock

         A holder of preferred stock who converts preferred stock into the Company's common stock will generally not recognize gain or loss; except that the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a dividend on such preferred stock, as described above in "--Dividends." The tax basis of the common stock received will equal the tax basis of the preferred stock converted, and the holding period for the common stock received will generally include the holding period of the preferred stock converted.

Sale or Exchange

         Upon the sale or exchange of common stock or preferred stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder's adjusted tax basis in the common stock or preferred stock. The deductibility of capital losses is subject to limitations.

Redemption of Preferred Stock

         A United States Holder of preferred stock will generally recognize capital gain or loss as described in "--Sale or Exchange" above on the Company's redemption of preferred stock for cash provided that the redemption meets at least one of the following requirements:

          o the redemption is not essentially equivalent to a dividend as determined for federal income tax purposes;

          o the redemption results in a complete termination of the holder's interest in the Company's stock (preferred and common); or

          o the redemption is substantially disproportionate with respect to the holder of the preferred stock for federal income tax purposes.

          If the redemption does not satisfy any of the above requirements, then the entire amount received (i.e., without any offset for the holder's tax basis in the preferred stock redeemed) will be treated as a dividend taxable as described in "--Dividends" above. In such case, the holder's tax basis in the preferred stock that is redeemed will be allocated to the holder's remaining preferred stock owned by him, if any. Prospective Investors must consult their own tax advisors as to the federal income tax consequences of a redemption of the preferred stock.

Information Reporting and Backup Withholding
--------------------------------------------

          Information returns may be filed with the IRS in connection with payments of principal, premium, if any, and interest on a note, dividends on common stock and preferred stock, and payments of the proceeds of the sale of a note, common stock or preferred stock by a United States Holder. A United States Holder will not be subject to backup withholding tax if such holder provides such holder's taxpayer identification number to the paying agent and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Some shareholders, including all corporations, are exempt from these rules. Backup withholding tax is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is furnished.

Foreign Holders

Tax Consequences of Ownership of the Notes
------------------------------------------

Stated Interest

         Payments of interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that:

         (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote (treating, for such purpose, notes held by a holder as having been converted into common stock of the Company),

          (2) the holder is not a controlled foreign corporation that is related to the Company through stock ownership, and

          (3) either (A) the beneficial owner of the note, under penalties of perjury, provides the Company or its agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to the Company or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to the Company or its agent a copy thereof.

         For purposes of this summary, we refer to this exemption from U.S. federal withholding tax as the "Portfolio Interest Exemption." The certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

         The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to eliminate or reduce withholding.

         A Foreign Holder will generally be subject to tax in the same manner as a United States Holder with respect to payments of interest if such payments are effectively connected with the conduct of a trade or business by the Foreign Holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

         Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. Foreign Holders or, under certain circumstances, a qualified intermediary are required to file a withholding certificate with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

Sale, Exchange or Redemption of a Note
--------------------------------------

         A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year, and certain other conditions are met,
(2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if an applicable tax treaty so provides, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder or (3) the Company is or has been a United States real property holding corporation ("USRPHC") at any time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period (in which case the gain will be treated as effectively connected income as described in (2)), unless (i) the notes are considered to be "regularly traded" on an "established securities market" under applicable Treasury Regulations and (ii) the holder at no time during the shorter of the five-year period preceding the date of the disposition or the holder's holding period owned (actually or constructively) more than 5% of the total value of the notes. In the case of (2), such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate. Additionally, in the case of (3), it is possible that a Foreign Holder that initially owns 5% or less of the total value of the notes may subsequently be considered to own more than 5% of the total value of the notes due to other holders' conversion of notes into common stock. Regardless of whether a disposition of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will

1067547.5

not be applicable to a purchaser of the notes or a financial intermediary involved in any such transaction if the notes are considered to be "regularly traded" on an "established securities market" under applicable Treasury Regulations.

Conversion of the Notes Into Common Stock or Preferred Stock

         In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock or preferred stock, as the case may be, by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "--Stated Interest,"
(2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a note, in each case where the conditions described in (1), (2) or (3) above under "--Sale, Exchange or Redemption of a Note" is satisfied. Regardless of whether a conversion of any note is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of
Section 1445 of the Code generally will not be applicable to the Company or a financial intermediary involved in any such transaction if the notes are considered to be "regularly traded" on an "established trading market" under applicable Treasury Regulations.

Tax Consequences of Ownership of Common Stock and Preferred Stock
-----------------------------------------------------------------

Sale Or Exchange

         A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock or preferred stock unless either of the conditions described in (1) or (2) above under "--Sale, Exchange or Redemption of a Note" are satisfied or the Company is or has been a USRPHC for United States federal income tax purposes at any time within the shorter of the five year period preceding such disposition or such Foreign Holder's holding period. The Company believes that, based upon its current business plan, it may be or it may become a USRPHC. In general, the Company will be treated as a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property and its other assets used or held in a trade or business. If the Company is, or becomes, a USRPHC, so long as the class of stock disposed of is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code, only a Foreign Holder of such class who holds or held directly, indirectly or constructively, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of such class of stock will be subject to U.S. federal income tax on the disposition of such holder's common stock or preferred stock, as applicable. The common stock is currently regularly traded on an established securities market; the Company does not intend that the preferred stock will be regularly traded on an established securities market. For purposes of the ownership test described above, a Foreign Holder of notes will be considered as constructively owning the common stock into which such notes are convertible. Regardless of whether a disposition of common stock or the preferred stock is taxable to the seller pursuant to the rules regarding USRPHCs, the withholding requirements of Section 1445 of the Code generally will not be applicable to a purchaser of the common stock or the preferred stock or a financial intermediary involved in any such transaction.

Dividends

         Distributions by the Company with respect to the common stock and the preferred stock that are treated as dividends paid or deemed paid, including a deemed distribution on the notes, the common stock or the preferred stock, to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such holder, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may in certain circumstances also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers IRS Form W-8ECI to the payer.

         Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. A Foreign Holder of common stock or preferred stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification requirements. In addition, under current United States Treasury Regulations, in the case of common stock or preferred stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The Treasury Regulations also provide look-through rules for tiered partnerships.

Conversion of Preferred Stock Into Common Stock

         A holder of preferred stock who converts preferred stock into common stock will generally not recognize gain or loss; except that the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a dividend on such preferred stock, as described above in "--Dividends." The tax basis of the common stock received will equal the tax basis of the preferred stock converted, and the holding period for the common stock received will generally include the holding period of the preferred stock converted.

Redemption of Preferred Stock

          A Foreign Holder of preferred stock will generally recognize capital gain or loss as described in "--Sale or Exchange" above, on the Company's redemption of preferred stock for cash provided that the redemption meets at least one of the following requirements:

          o the redemption is not essentially equivalent to a dividend as determined for federal income tax purposes;

          o the redemption results in a complete termination of the holder's interest in the Company's stock (preferred and common); or

          o the redemption is substantially disproportionate with respect to the holder of the preferred stock for federal income tax purposed.

          If the redemption does not satisfy any of the above requirements, then the entire amount received (i.e., without any offset for the holder's tax basis in the preferred stock redeemed) will be treated as a dividend taxable as described in "--Dividends" above. In such case, the holder's tax basis in the preferred stock that is redeemed will be allocated to the holder's remaining preferred stock owned by him, if any. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION OF THE PREFERRED STOCK.

Death Of A Foreign Holder
-------------------------

         A note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of the Company entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such Foreign Holder of a trade or business within the United States.

         Common stock or preferred stock actually or beneficially held, other than through a foreign corporation, by an individual who is not a citizen or resident of the United States at the time of his or her death, or previously transferred subject to certain retained rights or powers, will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

Information Reporting And Backup Withholding
--------------------------------------------

         Information returns may be filed with the IRS in connection with payments of principal, premium, if any, and interest on a note, dividends on common stock and preferred stock, and payments of the proceeds of the sale of a note, common stock or preferred stock to a holder. In addition, a Foreign Holder may be subject to United States backup withholding tax on these payments unless such holder complies with certification procedures to establish that such holder is not a United States person. Some shareholders, including all corporations, are exempt from these rules. The certification procedures required to claim the exemption from withholding tax on interest (described above in "--Tax Consequences of Ownership of the Notes--Stated Interest") will generally satisfy the certification requirements necessary to avoid the backup withholding tax as well. Backup withholding tax is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding tax will be offset by the amount of tax withheld. If backup withholding tax results in an overpayment of U.S. federal income taxes, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is furnished.

         The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, holders of the notes should consult their own tax advisors as to particular tax consequences to them or purchasing, holding and disposing of the notes, the common stock and the preferred stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

                              PLAN OF DISTRIBUTION

          The price of the notes offered hereby was determined through negotiations between Level 3 and certain institutional investors.

          In connection with the offering and sale of the notes, the Company will pay a financial advisor fee to Salomon Smith Barney Inc. of $12,000,000.

          Level 3 will pay all of the expenses incident to the offering and sale of the notes. Such expenses are estimated to be $500,000.

          Salomon Smith Barney Inc. has performed certain investment banking and advisory services for Level 3 from time to time for which they have received customary fees and expenses. Salomon Smith Barney Inc. may, from time to time, engage in transactions with and perform services for Level 3 in the ordinary course of their business. Salomon Smith Barney Inc. is a lender under Level 3's credit facility.

          Level 3 has agreed to indemnify Salomon Smith Barney Inc. against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments Salomon Smith Barney may be required to make in respect of any of those liabilities.

                                  LEGAL MATTERS

          Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities.

                                     EXPERTS

          The financial statements of Level 3 at December 31, 2000 and 2001 and for each of the years then ended, incorporated by reference in this prospectus supplement, have been audited by Arthur Andersen, LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

                        CHANGE IN INDEPENDENT ACCOUNTANTS

          In June 2002, we engaged KPMG LLP as our independent accountants. The decision to engage KPMG LLP as our independent accountants was approved by the Audit Committee of our Board of Directors. During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through June 14, 2002, we did not consult with KPMG on matters that involved accounting principles.

          During our two most recent fiscal years ended December 31, 2001, and the subsequent interim period through June 14, 2002, there were no disagreements between us and Arthur Andersen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to Arthur Andersen, LLP's satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

Prospectus

                         Level 3 Communications, Inc.

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                                   Warrants
               Stock Purchase Contracts and Stock Purchase Units
                              Subscription Rights
                                 Common Stock

                               -----------------

   We will provide specific terms of these securities and their offering prices in supplements to this prospectus.

   In the case of debt securities, these terms will include, as applicable, the specific designation, aggregate principal amount, maturity, rate or formula of interest, premium, terms for redemption. In the case of shares of preferred stock, these terms will include, as applicable, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights. In the case of depositary shares, these terms will include the fractional share of preferred stock represented by each depositary share. In the case of common stock, these terms will include the aggregate number of shares offered. In the case of warrants, these terms will include the securities for which the warrants are exercisable, duration, offering price, exercise price and detachability. In the case of stock purchase contracts, these terms will include the holders' obligation to purchase common stock or preferred stock from us and our obligation to make periodic payments to the holders of the stock purchase contracts, including whether these payments will be secured or prefunded. We may issue these stock purchase contracts separately or as part of a unit consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, securing the holders' obligation to purchase. In the case of subscription rights, these terms will include the title of the subscription rights, the securities for which the subscription rights are exercisable, the extent to which such subscription rights are transferable and terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

   We may sell any combination of these securities in one or more offerings up to a total dollar amount of $3,156,375,000.

   Our common stock is quoted on the Nasdaq National Market under the symbol LVLT. The closing price of our common stock on the Nasdaq National Market was $47.00 per share on January 17, 2001. None of the other securities are currently publicly traded.

   You should read this prospectus and any prospectus supplement carefully before you invest.

   See "Risk Factors" on page 1 for a discussion of matters that you should consider before investing in these securities.

                               -----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is January 31, 2002.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                               Table of Contents

                                                                      Page
                                                                      ----
     About This Prospectus...........................................   1
     Where You Can Find More Information.............................   1
     Risk Factors....................................................   1
     The Company.....................................................   2
     Ratio of Earnings to Fixed Charges and Preferred Stock Dividends   2
     Application of Proceeds.........................................   2
     Description of Debt Securities..................................   3
        General terms of debt securities.............................   3
        Certificated securities......................................   4
        Book-entry debt securities...................................   4
        Merger.......................................................   5
        Events of default, notice and waiver.........................   5
        Modification of the indentures...............................   7
        Defeasance and covenant defeasance...........................   9
        Senior debt securities.......................................  10
        Subordination of subordinated securities.....................  10
        Definition of senior indebtedness............................  10
        Convertible debt securities..................................  11
     Description of Preferred Stock..................................  12
        General......................................................  12
        Dividends....................................................  13
        Redemption...................................................  13
        Conversion or exchange rights................................  15
        Rights upon liquidation......................................  15
        Voting rights................................................  15
     Description of Depositary Shares................................  16
        General......................................................  16
        Dividends and other distributions............................  16
        Withdrawal of stock..........................................  17
        Redemption of depositary shares..............................  17
        Voting the preferred stock...................................  17
        Exchange of preferred stock..................................  18
        Conversion of preferred stock................................  18
        Amendment and termination of the deposit agreement...........  18
        Charges of preferred stock depositary........................  18
        Resignation and removal of depositary........................  19
        Miscellaneous................................................  19
     Description of Warrants.........................................  19
        General......................................................  19
        Exercise of warrants.........................................  20
     Description of Stock Purchase Contracts and Stock Purchase Units  20
     Description of Subscription Rights..............................  21
        General......................................................  21
        Exercise of subscription rights..............................  22
     Description of Common Stock.....................................  22
     Description of Outstanding Capital Stock........................  22
        Common stock.................................................  22
        Preferred stock..............................................  23
        Anti-takeover provisions.....................................  23
     Plan of Distribution............................................  23
        By agents....................................................  24
        By underwriters..............................................  24
        To dealers...................................................  24
        Direct sales.................................................  24
        Delayed delivery contracts...................................  24
        General information..........................................  24
     Legal Matters...................................................  25
     Experts.........................................................  25

                             About This Prospectus

   This prospectus is part of two registration statements that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,156,375,000 or the equivalent denominated in foreign currencies or units of two or more foreign currencies. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available at the offices of the Nasdaq National Market, in Washington, D.C.

   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we sell all of the securities.

    . Annual report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 1999

    . Quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000

    . Current reports on Form 8-K, filed February 4, 2000, February 7, 2000, February 18, 2000, February 25, 2000, February 29, 2000 and November 13, 2000 and on Form 8-K/A filed November 9, 1999

    . Registration statements on Forms 8-A/A filed March 31, 1998 and June 10, 1998

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

          Vice President, Investor Relations
          Level 3 Communications, Inc.
          1025 Eldorado Boulevard
          Broomfield, Colorado 80021
          (720) 888-1000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 Risk Factors

   Before you invest in our securities, you should carefully consider the risks involved. These risks include, but are not limited to:

    . the risks described in our current report on Form 8-K/A filed with the SEC on November 9, 1999, which is incorporated by reference in this prospectus; and

    . any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

                                  The Company

   We engage in the communications, information services and coal mining businesses through ownership of operating subsidiaries and substantial equity positions in public companies. In late 1997, we announced a business plan to increase substantially our information services business and to expand the range of services we offer. We are implementing our business plan by building an advanced communications network based on internet protocol technology.

   Since late 1997, we have substantially increased the emphasis we place on and the resources devoted to our communications and information services business. Since that time we have become a facilities-based provider of a broad range of integrated communications services. A facilities-based provider is one that owns or leases a substantial portion of the plant, property and equipment necessary to provide its services. We have expanded substantially the business of our subsidiary, (i)Structure, Inc. (formerly known as PKS Information Services, Inc.) and are creating, through a combination of construction, purchase and leasing of facilities and other assets, an advanced, international facilities based communications network. We designed our network based on internet protocol technology in order to leverage the efficiencies of this technology to provide lower cost communications services.

   Our network will combine both local and long distance networks and will connect customers end-to-end across the U.S. and in Europe and Asia. We provide a full range of communications services--including local, long distance, international and internet services.

   Our principal executive offices are located at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 and our telephone number is (720) 888-1000.

       Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

   The ratio of earnings to fixed charges for each of the periods indicated was as follows:

                       Nine Months Ended
                       September 30,        Fiscal Year Ended
                       ----------------- ------------------------
                       2000     1999     1999 1998 1997 1996 1995
                       ----     ----     ---- ---- ---- ---- ----
                        --       --       --   --  5.73 3.87  --

   For this ratio, earnings consist of earnings (loss) before income taxes, minority interest and discontinued operations plus fixed charges excluding capitalized interest but including amortization of capitalized interest. Fixed charges consist of interest expensed and capitalized, plus the portion of rent expense under operating leases deemed by us to be representative of the interest factor, plus, prior to September 30, 1995, preferred stock dividends on preferred stock of its former subsidiary, MFS Communications Company, Inc. We had deficiencies of earnings to fixed charges of $997 million for the nine months ended September 30, 2000, $421 million for the nine months ended September 30, 1999, $695 million for 1999, $36 million for 1998 and $32 million for 1995.

                            Application of Proceeds

   Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

                        Description of Debt Securities

   This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities.

   The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York as successor to IBJ Whitehall Bank & Trust Company, as trustee. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indentures and the subordinated indentures are called indentures.

   We have summarized selected provisions of the indentures below. The summary is not complete. We have also filed the forms of the indentures as exhibits to the registration statement. You should read the indentures for provisions that may be important to you before you buy any debt securities.

General terms of debt securities

   The debt securities issued under each indenture may be issued without limit as to aggregate principal amount, in one or more series. Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under either indenture may resign or be removed with respect to one or more series of debt securities issued under that indenture, and a successor trustee may be appointed to act with respect to that series.

   If two or more persons are acting as trustee with respect to different series of debt securities issued under the same indenture, each of those trustees will be a trustee of a trust under that indenture separate and apart from the trust administered by any other trustee. In that case, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each of those trustees only with respect to the one or more series of debt securities for which it is trustee.

   A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering and that series. These terms will contain some or all of the following:

    .  the title of the debt securities;

    .  any limit on the aggregate principal amount of the debt securities;

    . the purchase price of the debt securities, expressed as a percentage of the principal amount;

    . the date or dates on which the principal of and any premium on the debt securities will be payable or the method for determining the date or dates;

    . if the debt securities will bear interest, the interest rate or rates or the method by which the rate or rates will be determined;

    . if the debt securities will bear interest, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable, the record dates for those interest payment dates and the basis upon which interest shall be calculated if other than that of a 360 day year of twelve 30-day months;

    . the place or places where payments on the debt securities will be made and the debt securities may be surrendered for registration of transfer or exchange;

    . if we will have the option to redeem all or any portion of the debt securities, the terms and conditions upon which the debt securities may be redeemed;

    . the terms and conditions of any sinking fund or other similar provisions obligating us or permitting a holder to require us to redeem or purchase all or any portion of the debt securities prior to final maturity;

    . the currency or currencies in which the debt securities are denominated and payable if other than U.S. dollars;

    . whether the amount of any payments on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts are to be determined;

    . any additions or changes to the events of default in the respective indentures;

    . any additions or changes with respect to the other covenants in the respective indentures;

    . the terms and conditions, if any, upon which the debt securities may be convertible into common stock or preferred stock;

    . whether the debt securities will be issued in certificated or book-entry form;

    . whether the debt securities will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and multiples of $1,000;

    . the applicability of the defeasance and covenant defeasance provisions of the applicable indenture; and

    . any other terms of the debt securities consistent with the provisions of the applicable indenture.

   Debt securities may be issued under the indentures as original issue discount securities to be offered and sold at a substantial discount from their stated principal amount. Special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

   Unless otherwise provided with respect to a series of debt securities, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 and multiples of $1,000.

Certificated securities

   Except as otherwise stated in the applicable prospectus supplement, debt securities will not be issued in certificated form. If, however, debt securities are to be issued in certificated form, no service charge will be made for any transfer or exchange of any of those debt securities. We may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange of those debt securities.

Book-entry debt securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominee or their respective successors are permitted.

   Unless otherwise stated, The Depository Trust Company, New York, New York will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

   DTC has provided the following information to us. DTC is a:

    .  limited-purpose trust company organized under the New York Banking Law;

    .  a banking organization within the meaning of the New York Banking Law;

    .  a member of the U.S. Federal Reserve System;

    . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

    . a clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

   Principal and interest payments on global securities registered in the name of DTC's nominee will be made in immediately available funds to DTC's nominee as the registered owner of the global securities. We and the trustee will treat DTC's nominee as the owner of the global securities for all other purposes as well. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities. It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities. These payments will be the responsibility of the direct and indirect participants and not of DTC, the trustee or us.

   Debt securities represented by a global security will be exchangeable for debt securities in definitive form of like amount and terms in authorized denominations only if:

    .  DTC notifies us that it is unwilling or unable to continue as depositary;

    . DTC ceases to be a registered clearing agency and a successor depositary is not appointed by us within 90 days; or

    . we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

Merger

   We generally may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other corporation if:

    .  we are the continuing corporation; or

    . we are not the continuing corporation, the successor corporation, expressly assumes all payments on all the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

    . neither we nor the successor corporation is in default immediately after the transaction under the applicable indenture.

Events of default, notice and waiver

   Senior indenture. The senior indenture provides that the following are events of default with respect to any series of senior debt securities:

    . default for 30 days in the payment of any interest on any debt security of that series;

    . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

    . default in making a sinking fund payment required for any debt security of that series;

    . default in the performance of any of our other covenants in the senior indenture that continues for 60 days after written notice, other than default in a covenant included in the senior indenture solely for the benefit of another series of senior debt securities;

    . the acceleration of the maturity of more than $25,000,000 in the aggregate of any of our other indebtedness, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

    . certain events of bankruptcy, insolvency or reorganization of us or our property; and

    . any other event of default provided with respect to a particular series of debt securities.

   The senior trustee generally may withhold notice to the holders of any series of debt securities of any default with respect to that series if it considers the withholding to be in the interest of those holders. However, the senior trustee may not withhold notice of any default in the payment of the principal of, or premium, if any, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of senior debt securities occurs and is continuing, the senior trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default, other than the non-payment of accelerated principal or specified portion of accelerated principal, with respect to debt securities of that series have been cured or waived.

   Holders of a majority in principal amount of any series of outstanding senior debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of senior debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the senior trustee a statement, signed by specified of our officers, stating whether those officers have knowledge of any default under the senior indenture.

   Except with respect to its duties in case of default, the senior trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding senior debt securities, unless those holders have offered the senior trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the senior indenture, the holders of a majority in principal amount of any series of the outstanding debt securities issued thereunder may direct any proceeding for any remedy available to the senior trustee, or the exercising of any of the senior trustee's trusts or powers.

   Subordinated indenture. The subordinated indenture provides that the following are events of default with respect to any series of subordinated debt securities:

    . default for 30 days in the payment of any interest on any debt security of that series;

    . default in the payment of the principal of or premium, if any, on any debt security of that series at its maturity;

    . default in making a sinking fund payment required for any debt security of that series;

    . any default in the performance of any of our other covenants in the subordinated indenture that continues for 60 days after written notice, other than default in a covenant included in the subordinated indenture solely for the benefit of another series of subordinated debt securities;

    . the acceleration of more than $25,000,000, where that indebtedness is not discharged or that acceleration is not rescinded or annulled;

    . certain events relating to the bankruptcy, insolvency or reorganization of us or our property; and

    . any other event of default provided with respect to a particular series of debt securities.

   The subordinated trustee generally may withhold notice to the holders of any series of subordinated debt securities of any default with respect to that series if it considers the withholding to be in the interest of the holders. However, the subordinated trustee may not withhold notice of any default in the payment of the principal of or premium, if any or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series.

   If an event of default with respect to any series of subordinated debt securities occurs and is continuing, the subordinated trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series immediately due and payable. Subject to certain conditions, the holders of a majority in principal amount of outstanding debt securities of that series may rescind and annul that acceleration. However, they may only do so if all events of default with respect to debt securities of that series have been cured or waived. Holders of a majority in principal amount of any series of the outstanding subordinated debt securities may, subject to some limitations, waive any past default with respect to that series and the consequences of the default. The prospectus supplement relating to any series of subordinated debt securities which are original issue discount securities will describe the particular provisions relating to acceleration of a portion of the principal amount of those original issue discount securities upon the occurrence and continuation of an event of default. Within 120 days after the close of each fiscal year, we must file with the subordinated trustee a statement, signed by specified officers of us, stating whether such officers have knowledge of any default under the subordinated indenture.

   Except with respect to its duties in case of default, the subordinated trustee is not obligated to exercise any of its rights or powers at the request or direction of any holders of any series of outstanding subordinated debt securities, unless those holders have offered the subordinated trustee reasonable security or indemnity. Subject to those indemnification provisions and limitations contained in the subordinated indenture, the holders of a majority in principal amount of any series of the outstanding subordinated debt securities may direct any proceeding for any remedy available to the subordinated trustee, or the exercising of any of the subordinated trustee's trusts or powers.

Modification of the indentures

   Senior indenture. Modifications and amendments of the senior indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the senior indenture which are affected by the modification or amendment. However, the holder of each affected senior debt security must consent to any modification or amendment of the senior indenture that:

    . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

    . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

    . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

    . adversely affects any right of repayment of the holder of that debt security;

    . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

    . impairs the right to institute suit to enforce any payment on or with respect to that debt security; or

    . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the senior indenture or to waive compliance with some of its provisions or defaults and their consequences.

   We and the senior trustee may amend the senior indenture without the consent of the holders of any senior debt securities in certain limited circumstances, such as:

    . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the senior indenture;

    .  to secure the securities; and

    . to cure any ambiguity, to correct or supplement any provision in the senior indenture which may be inconsistent with any other provision of the senior indenture.

   Subordinated indenture. Modifications and amendments to the subordinated indenture may be made only, subject to some exceptions, with the consent of the holders of a majority in aggregate principal amount of all outstanding debt securities under the subordinated indenture which are affected by the modification or amendment. However, the holder of each affected subordinated debt security must consent to any modification or amendment of the subordinated indenture that:

    . changes the stated maturity of the principal of, or the premium, if any, or any installment of interest on, that debt security;

    . reduces the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, that debt security;

    . reduces the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy;

    . adversely affects any right of the repayment of the holder of that debt security;

    . changes the place of payment where, or the currency in which, any payment on that debt security is payable;

    . impairs the right to institute suit to enforce any payment on or with respect to that debt security;

    . reduces the percentage of outstanding debt securities of any series necessary to modify or amend the subordinated indenture or to waive compliance with some of its provisions or defaults and their consequences; or

    . subordinates the indebtedness evidenced by that debt security to any of our indebtedness other than senior indebtedness.

   We and the subordinated trustee also may amend the subordinated indenture without the consent of the holders of any subordinated securities in certain limited circumstances, such as:

    . to evidence the succession of another entity to us and the assumption by the successor of our covenants contained in the subordinated indenture;

    .  to secure the securities; and

    . to cure any ambiguity, to correct or supplement any provision in the subordinated indenture which may be inconsistent with any other provision of the subordinated indenture.

Defeasance and covenant defeasance

   When we establish a series of debt securities, we may provide that that series is subject to the defeasance and discharge provisions of the applicable indenture. If those provisions are made applicable, we may elect either:

    . to defease and be discharged from, subject to some limitations, all of our obligations with respect to those debt securities; or

    . to be released from our obligations to comply with specified covenants relating to those debt securities as described in the applicable prospectus supplement.

   To effect that defeasance or covenant defeasance, we must irrevocably deposit in trust with the relevant trustee an amount in any combination of funds or government obligations, which, through the payment of principal and interest in accordance with their terms, will provide money sufficient to make payments on those debt securities and any mandatory sinking fund or analogous payments on those debt securities.

   On such a defeasance, we will not be released from obligations:

    .  to pay additional amounts, if any, upon the occurrence of some events;

    .  to register the transfer or exchange of those debt securities;

    .  to replace some of those debt securities;

    .  to maintain an office relating to those debt securities;

    .  to hold moneys for payment in trust will not be discharged.

   To establish such a trust we must, among other things, deliver to the relevant trustee an opinion of counsel to the effect that the holders of those debt securities:

    . will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance; and

    . will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must be based upon a ruling of the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

   Government obligations mean generally securities which are:

    . direct obligations of the U.S. or of the government which issued the foreign currency in which the debt securities of a particular series are payable, in each case, where the issuer has pledged its full faith and credit to pay the obligations; or

    . obligations of an agency or instrumentality of the U.S. or of the government which issued the foreign currency in which the debt securities of that series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S. or that other government.

       In any case, the issuer of government obligations cannot have the option to call or redeem the obligations. In addition, government obligations include, subject to certain qualifications, a depository receipt issued by a bank or trust company as custodian with respect to any government obligation or a specific payment of interest on or principal of any such government obligation held by the custodian for the account of a depository receipt holder.

   If we effect covenant defeasance with respect to any debt securities, the amount on deposit with the relevant trustee will be sufficient to pay amounts due on the debt securities at the time of their stated maturity. However, those debt securities may become due and payable prior to their stated maturity if there is an event of default with respect to a covenant from which we have not been released. In that event, the amount on deposit may not be sufficient to pay all amounts due on the debt securities at the time of the acceleration.

   The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above.

Senior debt securities

   Senior debt securities are to be issued under the senior indenture. Each series of senior debt securities will constitute senior indebtedness and will rank equally with each other series of senior debt securities and other senior indebtedness. All subordinated debt, including, but not limited to, all subordinated securities, will be subordinated to the senior debt securities and other senior indebtedness.

Subordination of subordinated securities

   Subordinated indenture. Payments on the subordinated securities will be subordinated to our senior indebtedness, whether outstanding on the date of the subordinated indenture or incurred after that date. At September 30, 2000, our aggregate senior indebtedness was approximately $5.218 billion. The applicable prospectus supplement for each issuance of subordinated securities will specify the aggregate amount of our outstanding indebtedness as of the most recent practicable date that would rank senior to and equally with the offered subordinated securities.

   Ranking. No class of subordinated securities is subordinated to any other class of subordinated debt securities. See "Subordination provisions" below.

   Subordination provisions. If any of certain specified events occur, the holders of senior indebtedness must receive payment of the full amount due on the senior indebtedness, or that payment must be duly provided for, before we may make payments on the subordinated securities. These events are:

    . any distribution of our assets upon our liquidation, reorganization or other similar transaction except for a distribution in connection with a merger or other transaction complying with the covenant described above under "Merger";

    . the occurrence and continuation of a payment default on any senior indebtedness; or

    . a declaration of the principal of any series of the subordinated securities, or, in the case of original issue discount securities, the portion of the principal amount specified under their terms, as due and payable, that has not been rescinded and annulled.

   However, if the event is the acceleration of any series of subordinated securities, only the holders of senior indebtedness outstanding at the time of the acceleration of those subordinated securities, or, in the case of original issue discount securities, that portion of the principal amount specified under their terms, must receive payment of the full amount due on that senior indebtedness, or such payment must be duly provided for, before we make payments on the subordinated securities.

   As a result of the subordination provisions, some of our general creditors, including holders of senior indebtedness, may recover more, ratably, than the holders of the subordinated securities in the event of insolvency.

Definition of senior indebtedness

   Senior indebtedness means the following indebtedness or obligations:

    . the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed;

    .  purchase money and similar obligations;

    .  obligations under capital leases;

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    .  guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which we are responsible for the payment of, the indebtedness of others;

    .  renewals, extensions and refunding of that indebtedness;

    . interest or obligations in respect of the indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

    .  obligations associated with derivative products.

   However, indebtedness or obligations are not senior indebtedness if the instrument by which we become obligated for that indebtedness or those obligations expressly provides that that indebtedness or those obligations are junior in right of payment to any other of our indebtedness or obligations.

Convertible debt securities

   Unless otherwise provided in the applicable prospectus supplement, the following provisions will apply to debt securities that will be convertible into common stock or preferred stock.

   Conversion. The holder of unredeemed convertible debt securities may, at any time during the period specified in the applicable prospectus supplement, convert those convertible debt securities into shares of common stock or preferred stock. The conversion price or rate for each $1,000 principal amount of convertible debt securities will be specified in the applicable prospectus supplement. The holder of a convertible debt security may convert a portion of the convertible debt security which is $1,000 principal amount or any multiple of $1,000. In the case of convertible debt securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption. However, in the case of repayment at the option of the applicable holder, conversion rights will terminate upon receipt of written notice of the holder's exercise of that option.

   In certain events, the conversion price or rate will be subject to adjustment as specified in the applicable indenture. For debt securities convertible into common stock, those events include:

    .  the issuance of shares of common stock as a dividend;

    .  subdivisions and combinations of common stock;

    . the issuance to all holders of common stock of rights or warrants entitling such holders for a period not exceeding 45 days to subscribe for or purchase shares of common stock at a price per share less than its current per share market price; and

    .  the distribution to all holders of common stock of:

       (1)shares of our capital stock, other than common stock;

       (2)evidences of our indebtedness or assets excluding cash dividends or distributions paid from our retained earnings; or

       (3)subscription rights or warrants other than those referred to above.

   No adjustment of the conversion price or rate will be required in any of these cases unless an adjustment would require a cumulative increase or decrease of at least 1% in that price or rate. Fractional shares of common stock will not be issued upon conversion. In place of fractional shares, we will pay a cash adjustment. Unless otherwise specified in the applicable prospectus supplement, convertible debt securities convertible into common stock surrendered for conversion between any record date for an interest payment and the related interest payment date must be accompanied by payment of an amount equal to the interest payment on the surrendered convertible debt security. However, that payment does not have to accompany convertible debt securities surrendered for conversion if those convertible debt securities have been called for redemption during that period.

   The adjustment provisions for debt securities convertible into shares of preferred stock will be determined at the time of an issuance of debt securities and will be described in the applicable prospectus supplement.

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                        Description of Preferred Stock

   This section describes the general terms and provisions of our preferred stock. The applicable prospectus supplement will describe the specific terms of the preferred stock offered through that prospectus supplement as well as any general terms described in this section that will not apply to those shares of preferred stock.

   We have summarized certain selected terms of the preferred stock in this section. The summary is not complete. You should read our restated certificate of incorporation that is an exhibit to our annual report on Form 10-K and the certificate of designation relating to the applicable series of the preferred stock that we will file with the SEC for additional information before you buy any preferred stock.

General

   Our restated certificate of incorporation and Delaware General Corporation Law give our board of directors the authority, without further stockholder action, to issue a maximum of 10,000,000 shares of preferred stock. The board of directors has the authority to fix the following terms with respect to shares of any series of preferred stock:

    .  the designation of the series;

    .  the number of shares to comprise the series;

    . the dividend rate or rates payable with respect to the shares of the series;

    . the redemption price or prices, if any, and the terms and conditions of any redemption;

    .  the voting rights;

    . any sinking fund provisions for the redemption or purchase of the shares of the series;

    . the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable; and

    . any other relative rights, preferences and limitations pertaining to the series.

   The preferred stock will have the rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

    . the designation, stated value and liquidation preference of that series of the preferred stock and the number of shares offered;

    .  the initial public offering price at which the shares will be issued;

    . the dividend rate or rates or method of calculation of dividends, the dividend periods, the date or dates on which dividends will be payable and whether such dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion or exchange provisions;

    . the procedures for any auction and remarketing, if any, of that series of preferred stock;

    . whether interests in that series of preferred stock will be represented by our depositary shares; and

    . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of that series of preferred stock.

   When we issue shares of preferred stock against payment for the shares, they will be fully paid and nonassessable. This means that the full purchase price for those shares will have been paid and the holders

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of those shares will not be assessed any additional monies for those shares.
Holders of preferred stock will have no preemptive rights to subscribe for any additional securities that we may issue.

   Because we are a holding company, our rights and the rights of holders of our securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of ours upon its liquidation or recapitalization will be subject to the prior claims of its creditors and preferred stockholders. We will not be structurally subordinated to the extent we are a creditor with recognized claims against the subsidiary or are a holder of preferred stock of the subsidiary.

Dividends

   The holders of the preferred stock will be entitled to receive dividends, if declared by our board of directors out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors. The applicable prospectus supplement will specify whether dividends will be paid in the form of cash, preferred stock or common stock.

   The applicable prospectus supplement will also state whether dividends on any series of preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period. In those circumstances, we will not be obligated to pay the dividend accrued for that period, whether or not dividends on such preferred stock are declared or paid on any future dividend payment dates.

   Our board of directors may not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to any series of preferred stock unless full dividends on that series have been declared and paid, or declared and sufficient money is set aside for payment. Until either full dividends are paid, or are declared and payment is set aside, on preferred stock ranking equal as to dividends, then:

    . we will declare any dividends pro rata among the preferred stock of each series and any preferred stock ranking equal to the preferred stock as to dividends; in other words, the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

    . other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

    . we will not redeem, purchase or otherwise acquire or set aside money for a sinking fund for any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

   We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

Redemption

   Preferred stock may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption through a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that we may issue in the future.

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   If a series of preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If preferred stock is redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. In the case of any noncumulative series of preferred stock, accrued and unpaid dividends will not include any accumulation of dividends for prior dividend periods. The applicable prospectus supplement will also specify whether we will pay the redemption price in cash or other property. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of that preferred stock may provide for its automatic conversion upon the occurrence of certain events. These events include if no capital stock has been issued or if the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due.

   If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We may redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by our board of directors.

   Even though the terms of a series of preferred stock may permit redemption of shares of preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

    . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding shares of preferred stock of that series; and

    . we will not purchase or otherwise acquire any preferred stock of that series.

   The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series through a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

   Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    .  the redemption date;

    . the number of shares and the series of the preferred stock to be redeemed;

    .  the redemption price;

    . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

    . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    .  the date when the holders' conversion rights, if any, will terminate.

   If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

   If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    . the dividends on the preferred stock called for redemption will no longer accrue;

    .  such shares will no longer be considered outstanding; and

    . the holders will no longer have any rights as stockholders except to receive the redemption price.

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   When the holders of these shares surrender the certificates representing these shares, in accordance with the notice, the redemption price described above will be paid out of the funds we provide. If fewer than all the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder of those shares.

Conversion or exchange rights

   The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Rights upon liquidation

   Unless the applicable prospectus supplement states otherwise, if we liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock will be entitled to receive:

    . liquidation distributions in the amount stated in the applicable prospectus supplement; and

    .  all accrued and unpaid dividends whether or not earned or declared.

   We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with that series of preferred stock as to liquidating distributions, out of our assets available for distribution to stockholders. These payments will be made before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

   If we liquidate, dissolve or wind up our business and the assets available for distribution to the holders of the preferred stock of any series and any other shares of our stock ranking equal with that series as to liquidating distributions are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to liquidating distributions. This means that the distributions we pay to these holders will bear the same relationship to each other that the full distributable amounts for which these holders are respectively entitled upon liquidation of our business bear to each other.

   After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

Voting rights

   Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

   If we fail to pay dividends on any shares of preferred stock for six consecutive quarterly periods, the holders of those shares of preferred stock, voting separately as a class with all other series of preferred stock upon which the same voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to the board of directors. This may be done at a special meeting called by the holders of record of at least 10% of those shares of preferred stock or the next annual meeting of stockholders and at each subsequent meeting until:

    . in the case of a series of preferred stock with cumulative dividends, all dividends accumulated on that series of preferred stock for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment; or

    . in the case of a series of noncumulative preferred stock, four consecutive quarterly dividends on that series of noncumulative preferred stock have been fully paid or declared and a sum sufficient for the payment of these dividends has been set aside for payment.

   In this case, the entire board of directors will be increased by two directors.

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   So long as any shares of preferred stock remain outstanding, unless we receive the consent of the holders of any outstanding series of preferred stock as specified below, we will not:

    . authorize, issue or increase the authorized amount of, any capital stock ranking prior to the outstanding series of preferred stock as to dividends or liquidating distributions;

    . reclassify any capital stock into any shares with this kind of prior ranking;

    . authorize or issue any obligation or security that represents the right to purchase any capital stock with this kind of prior ranking; or

    . amend or alter the provisions of our restated certificate of incorporation, so as to materially and adversely affect any right, preference, privilege or voting power of that series of preferred stock or the holders of that series of preferred stock.

   This consent must be given by the holders of at least two-thirds of each series of all outstanding preferred stock described in the preceding sentence, voting separately as a class. We will not be required to obtain this consent with respect to the actions relating to changes to our restated certificate of incorporation, however, if we only:

    . increase the amount of the authorized preferred stock or any outstanding series of preferred stock or any of our other capital stock; or

    . create and issue another series of preferred stock or any other capital stock; and

    . in either case, this preferred stock ranks equal with or junior to the outstanding preferred stock as to dividends and liquidating distributions.

                       Description of Depositary Shares

   This section describes the general terms and provisions of shares of preferred stock represented by depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

   We have summarized in this section certain terms and provisions of the deposit agreement, the depositary shares and the receipts representing depositary shares. The summary is not complete. You should read the forms of deposit agreement and depositary receipt that we have filed with the SEC for additional information before you buy any depositary shares that represent preferred stock of that series.

General

   We may issue depositary receipts evidencing the depositary shares. Each depositary share will represent a fraction of a share of preferred stock. Shares of preferred stock of each class or series represented by depositary shares will be deposited under a separate deposit agreement among us, the preferred stock depositary and the holders of the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares. Those rights include any dividend, voting, conversion, redemption and liquidation rights. Immediately following our issuance and delivery of the preferred stock to the preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf.

Dividends and other distributions

   The preferred stock depositary will distribute all dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by those holders.

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   If there is a distribution other than in cash, the preferred stock depositary will distribute property it receives to the entitled record holders of depositary receipts. However, if the preferred stock depositary determines that it is not feasible to make that distribution, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from this sale to the holders of depositary shares.

Withdrawal of stock

   If a holder of depositary receipts surrenders the depositary receipts at the corporate trust office of the preferred stock depositary, the holder will be entitled to receive the number of shares of the preferred stock and any money or other property represented by those depositary shares. However, the holder will not be entitled to receive these shares and related assets if the related depositary shares have previously been called for redemption or converted or exchanged into other securities of our company. Holders of depositary receipts will be entitled to receive whole or fractional shares of the preferred stock on the basis of the proportion of preferred stock represented by each depositary share specified in the applicable prospectus supplement. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to receive depositary shares in exchange for shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that is more than the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depositary will issue the holder a new depositary receipt evidencing this excess number of depositary shares at the same time.

Redemption of depositary shares

   Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of that redemption date the number of depositary shares representing shares of the preferred stock so redeemed. However, we must have paid in full the redemption price of the preferred stock to be redeemed plus any accrued and unpaid dividends on the preferred stock to the preferred stock depositary.

   The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary pro rata or by lot or another equitable method. In each case, we will determine the method for selecting the depositary shares.

   After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders of the related depositary receipts will cease, except the right to receive money or other property that the holders of the depositary receipts were entitled to receive upon such redemption. These payments will be made when the holders surrender their depositary receipts to the preferred stock depositary.

Voting the preferred stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares representing such preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the preferred stock depositary as to how the preferred stock underlying the holder's depositary shares will be voted. The record date for the depositary shares will be the same as the record date for the preferred stock.

   The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares according to these instructions. We will agree to take all reasonable action deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to vote the preferred stock in that manner. The preferred stock depositary will not vote shares of preferred stock for which it does not receive specific instructions from the holders of depositary shares representing that preferred stock. The preferred stock depositary will not be responsible

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

for any failure to carry out any voting instruction, or for the manner or effect of any vote, as long as its action or inaction is in good faith and does not result from its negligence or willful misconduct.

Exchange of preferred stock

   Whenever we exchange all of the shares of preferred stock held by the preferred stock depositary for debt securities or common stock, the preferred stock depositary will exchange as of that exchange date all depositary shares representing all of the shares of the preferred stock exchanged for debt securities or common stock. However, we must have issued and deposited with the preferred stock depositary debt securities or common stock for all of the shares of the preferred stock to be exchanged.

   The exchange rate per depositary share will be equal to the exchange rate per share of preferred stock, multiplied by the fraction of a share of preferred stock represented by one depositary share, plus all money and other property, if any, represented by such depositary shares, including all accrued and unpaid dividends on the shares of preferred stock.

Conversion of preferred stock

   The depositary shares, as such, are not convertible or exchangeable into common stock or any of our other securities or property. Nevertheless, the prospectus supplement relating to an offering of depositary shares may provide that the holders of depositary receipts may surrender their depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to cause the conversion or exchange of the preferred stock represented by these depositary shares. We have agreed that upon receipt of these instructions and any related amounts payable we will cause the requested conversion or exchange. If the depositary shares are to be converted or exchanged in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and termination of the deposit agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock requires the approval of the holders of at least two thirds of the depositary shares then outstanding.

   We may terminate the deposit agreement upon not less than 60 days' notice if holders of a majority of the depository shares then outstanding consent. If we terminate the deposit agreement, the preferred stock depositary will deliver or make available to each holder of depositary receipts that surrenders the depositary receipts it holds, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by these depositary receipts.

   In addition, the deposit agreement will automatically terminate if:

    .  all outstanding depositary shares are redeemed, converted or exchanged;
       or

    . there is a final distribution in respect of the related preferred stock in connection with any liquidation of our business and the distribution has been distributed to the holders of the related depositary receipts.

Charges of preferred stock depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

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Resignation and removal of depositary

   The preferred stock depositary may resign at any time by delivering notice to us. We also may remove the preferred stock depositary at any time. Resignations or removals will take effect upon the appointment of a successor preferred stock depositary. This successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

   The preferred stock depositary will forward to holders of depositary receipts any reports and communications that we send to the preferred stock depositary with respect to the related preferred stock.

   Neither we nor the preferred stock depositary will be liable if it is prevented or delayed, by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and the preferred stock depositary's obligations under the deposit agreement will be limited to performance in good faith and without negligence or willful misconduct of the duties described in the deposit agreement. Neither we nor the preferred stock depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary receipts, depositary shares or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and authorized to this information and on documents believed to be genuine.

   If the preferred stock depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on the claims, requests or instructions received from us.

                            Description of Warrants

General

   We may issue, together with other securities or separately, warrants to purchase our debt securities, common stock, preferred stock or depositary shares. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

   The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

    .  the title of the warrants;

    . the designation, amount and terms of the securities for which the warrants are exercisable and the procedures and conditions relating to the exercise of such warrants;

    . the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with such security;

    .  the price or prices at which the warrants will be issued;

    .  the aggregate number of warrants;

    . any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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    .  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

    . if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

    . if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

    . any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

    . the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

    . the maximum or minimum number of warrants which may be exercised at any time; and

    .  information with respect to book-entry procedures, if any.

Exercise of warrants

   Each warrant will entitle the holder thereof to purchase for cash the amount of debt securities, shares of preferred stock, shares of our common stock or depositary shares at the exercise price as will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

   Warrants may be exercised as set forth in the applicable prospectus supplement relating to those warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

       Description of Stock Purchase Contracts and Stock Purchase Units

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or our preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase our common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

   Unless otherwise specified in the applicable prospectus supplement, the securities related to the stock purchase contracts will be pledged to a collateral agent, for our benefit, under a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase shares of our common stock or our preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest in those pledged securities. That

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

security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

   Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract.

                      Description of Subscription Rights

General

   We may issue subscription rights to purchase our debt securities, our common stock, our preferred stock, depositary shares of warrants to purchase debt securities, common stock, preferred stock or depositary shares. We may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the recipient of the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters providing for the underwriter(s) to purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to our stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to our stockholders on the record date for receiving subscription rights in the subscription rights offering set by use.

   The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

    .  the title of the subscription rights;

    .  the securities for which the subscription rights are exercisable;

    .  the exercise price for the subscription rights;

    .  the number of subscription rights issued to each stockholder;

    .  the extent to which the subscription rights are transferable;

    . if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

    . any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

    . the date on which the right to exercise the subscription rights will commence, and the date on which the right will expire;

    . the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

    . if applicable, the material terms of any standby underwriting arrangement entered into by us in connection with the subscription rights offering.

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Exercise of subscription rights

   Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of our preferred stock, depositary shares, our common stock, warrants or any combination of those securities at the exercise price as will be set forth in, or be determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

   Subscription rights may be exercised as set forth in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                          Description of Common Stock

   We may issue, either separately or together with other securities, shares of our common stock. Under our restated certificate of incorporation, we are authorized to issue up to 1,500,000,000 shares of our common stock. A prospectus supplement relating to an offering of common stock, or other securities convertible or exchangeable for, or exercisable into, common stock, will describe the relevant terms, including the number of shares offered, any initial offering price, and market price and dividend information, as well as, if applicable, information on other related securities. See "Description of Outstanding Capital Stock" below.

                   Description of Outstanding Capital Stock

   We have summarized some of the terms and provisions of our outstanding capital stock in this section. The summary is not complete. We have also filed our restated certificate of incorporation, our by-laws and the certificate of designation relating to the Series A preferred stock as exhibits to our annual report on Form 10-K. You should read our restated certificate of incorporation and our by-laws and the certificate of designation relating to the Series A preferred stock for additional information before you purchase any of our capital stock.

   As of January 12, 2001, our authorized capital stock was 1,518,500,000 shares. Those shares consisted of:

    .  1,500,000,000 shares of common stock, par value $.01 per share;

    .  10,000,000 shares of preferred stock, par value $.01 per share; and

    . 8,500,000 shares of Class R convertible common stock, par value $.01 per share.

As of January 12, 2001, there were 367,619,715 shares of common stock, no shares of preferred stock and no shares of Class R convertible common stock outstanding.

Common stock

   Subject to the senior rights of preferred stock which may from time to time be outstanding, holders of common stock are entitled to receive dividends declared by the board of directors out of funds legally available for their

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

payment. Upon dissolution and liquidation of our business, holders of common stock are entitled to a ratable share of our net assets remaining after payment to the holders of the preferred stock of the full preferential amounts they are entitled to. All outstanding shares of common stock are fully paid and nonassessable.

   The holders of common stock are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of stockholders. Holders of common stock are not entitled to cumulative voting for the election of directors. They are not entitled to preemptive rights.

   The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N.A.

Preferred stock

   The preferred stock has priority over the common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The board of directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred stock, to establish series of preferred stock and to fix and determine the variations as among series. The board of directors without stockholder approval could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The board of directors has designated 500,000 shares of Series A junior participating preferred stock. Series A junior participating preferred stock will be issued in units consisting of one one-thousandth of a share of Series A junior participating preferred stock. Series A junior participating preferred stock is on a parity with the common stock with respect to dividends and to other distributions, including the distribution of assets on liquidation. Quarterly dividends per unit equal the amount of the quarterly dividend paid per share of common stock, when, as and if declared by the board of directors. The holders of units are entitled to one vote per unit, voting together with the common stock on all matters submitted to the stockholders. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-takeover provisions

   We currently have provisions in our restated certificate of incorporation and by-laws that could have an anti-takeover effect. The provisions in the restated certificate of incorporation include:

    .  a classified board of directors;

    .  a prohibition on our stockholders taking action by written consent;

    . the requirement that special meetings of stockholders be called only by the board of directors or the chairman of the board; and

    . the requirement of the affirmative vote of at least 66 2/3% of our outstanding shares of stock entitled to vote thereon to adopt, repeal, alter, amend or rescind our by-laws.

   The by-laws contain specific procedural requirements for the nomination of directors and the introduction of business by a stockholder of record at an annual meeting of stockholders where such business is not specified in the notice of meeting or brought by or at the discretion of the board of directors. In addition to these provisions, the board of directors has adopted a stockholder's rights plan, under which rights were distributed in a dividend. These rights entitle the holder to acquire units of Series A junior participating preferred stock, which is exercisable upon the occurrence of certain events, including the acquisition by a person or group of a specified percentage of the common stock.

                             Plan of Distribution

   We may sell the offered securities as follows:

    .  through agents;

    .  through underwriters;

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

    .  to dealers; or

    .  directly to one or more purchasers.

By agents

   Offered securities may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will use their best efforts to solicit purchases for the period of their appointment.

By underwriters

   If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

To dealers

   If a dealer is used in the sale, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

Direct sales

   We may also sell offered securities directly to institutional investors or others. These sales may include ones made under arrangements with the investors under which we have the right to require the investors to purchase the offered securities from us from time to time at prices tied to the market price for those securities.

Delayed delivery contracts

   We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchaser under these delayed delivery contracts will be subject to only two conditions:

    . that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

    . that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed delivery contracts.

General information

   Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

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

   We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

   Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

   The place, time of delivery and other terms of the sale of the offered securities will be described in the prospectus supplement.

                                 Legal Matters

   Willkie Farr & Gallagher will issue an opinion for us about the legality of the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    Experts

   The consolidated financial statements of Level 3 Communications, Inc. as of December 31, 1999 and December 31, 1998 and for the years then ended, incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been incorporated herein in reliance upon the authority of said firm as experts in giving said report.

   The consolidated statements of operations, cash flows and changes in stockholders' equity of Level 3 Communications, Inc. for the year ended December 27, 1997, as well as the consolidated balance sheets of RCN Corporation and Subsidiaries as of December 31, 1999 and 1998 and the related statements of operations, cash flows, comprehensive income, and changes in stockholders' equity, for each of the three years in the period ended December 31, 1999, incorporated by reference in this registration statement, have been incorporated herein in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          LEVEL 3 COMMUNICATIONS, INC.



        $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9% JUNIOR CONVERTIBLE
                          SUBORDINATED NOTES DUE 2012

             500,000 SHARES OF SERIES B CONVERTIBLE PREFERRED STOCK
               ISSUABLE UPON CONVERSION OF THE SUBORDINATED NOTES

               SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF
                  THE PREFERRED STOCK OR THE SUBORDINATED NOTES

                              ---------------------


                              PROSPECTUS SUPPLEMENT

                                  July 5, 2002

                  (including Prospectus dated January 31, 2001)